SCHEDULE 14A
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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NATIONAL INTERSTATE CORPORATION

(Name of Registrant as Specified In Its Charter)

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3250 Interstate Drive
Richfield, Ohio 44286
Notice of Annual Meeting of Shareholders
and Proxy Statement
To Be Held On June 11, 2015
Dear Shareholder:
We invite you to attend our Annual Meeting of Shareholders on Thursday, June 11, 2015 at 9:00 AM, Eastern Time, at our principal offices located at 3250 Interstate Drive, Richfield, Ohio. At the meeting, we will report on our operations and you will have an opportunity to meet our directors and executives.
This booklet includes the formal notice of the Annual Meeting and the Proxy Statement. The Proxy Statement tells you more about the agenda and procedures for the Annual Meeting. It also describes how our Board of Directors operates, provides information about the individuals nominated for election to our Board of Directors as well as the proposals presented to shareholders, and discusses our executive compensation information.
Our Board of Directors recommends that shareholders elect the six nominees for Class I members of the Board of Directors, and vote for all other proposals, described in this Proxy Statement and listed on the enclosed proxy card.
All shareholders are important to us. We want your shares to be represented at the meeting and urge you to vote by promptly returning your properly completed proxy card.

Sincerely,

David W. Michelson
President and Chief Executive Officer

Richfield, Ohio
-April 27, 2015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF NATIONAL INTERSTATE CORPORATION

Date:	Thursday, June 11, 2015

Time:	9:00 AM Eastern Time

Place:	3250 Interstate Drive Richfield, Ohio 44286

Purpose:	1. Elect as directors six Class I nominees named in the Proxy Statement

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm

3. Advisory approval of compensation of our named executive officers (Say on Pay)

4. Conduct other business if properly raised

Record Date:	April 22, 2015-Shareholders registered in our records or our agents’ records on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of this Proxy Statement and accompanying proxy card is May 4, 2015.
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on June 11, 2015:
The Proxy Statement, proxy card, and Annual Report on Form 10-K for the year ended December 31, 2014 are available at our “Investor Relations” internet website at http://invest.NATL.com.

Your vote is important
Whether or not you attend the meeting, you may vote by mailing a signed proxy card, which is the bottom portion of the enclosed perforated form. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy in writing at any time before the vote is taken at the meeting by submitting a later-dated proxy card.

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GENERAL INFORMATION..................................................................................................................................................	1
MATTERS TO BE CONSIDERED........................................................................................................................................	2
Proposal No. 1-Election of Class I Directors..........................................................................................................................	2
Proposal No. 2-Ratification of the Appointment of Our Independent Registered Public Accounting Firm...........................	5
Proposal No. 3-Advisory Approval of Compensation of Our Named Executive Officers (Say on Pay)...............................	6
PRINCIPAL SHAREHOLDERS............................................................................................................................................	7
MANAGEMENT....................................................................................................................................................................	8
COMPENSATION DISCUSSION AND ANALYSIS............................................................................................................	10
2014 SUMMARY COMPENSATION TABLE......................................................................................................................	16
GRANTS OF PLAN-BASED AWARDS TABLE..................................................................................................................	18
NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE...................................................................................................................................................................	18
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END..........................................................................................	19
OPTION EXERCISES AND STOCK VESTED....................................................................................................................	20
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL............................................................	20
2014 DIRECTOR COMPENSATION....................................................................................................................................	22
CORPORATE GOVERNANCE, COMMITTEE DESCRIPTIONS, AND REPORTS.........................................................	23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.....................................................................................	26
NOMINATIONS AND SHAREHOLDER PROPOSALS.....................................................................................................	28
ELIMINATING DUPLICATIVE PROXY MATERIALS......................................................................................................	29
COMPANY COMMUNICATIONS........................................................................................................................................	29
CODE OF ETHICS AND CONDUCT...................................................................................................................................	29

We make available, free of charge on our website, all of our filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q and 8-K. The information on our website is not part of this Proxy Statement and is not incorporated into this Proxy Statement by reference. To access these filings, go to our investor relations website (http://invest.natl.com) and click on the “Financial Information” tab at the right. Copies of our Annual Report on Form 10-K for the year ended December 31, 2014, including financial statements and schedules, filed with or furnished to the SEC, are also available without charge to shareholders upon written request addressed to:
Gary N. Monda
Vice President
National Interstate Corporation
3250 Interstate Drive
Richfield, Ohio 44286

ii

GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation of proxies for use at our Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Time, on Thursday, June 11, 2015, at 3250 Interstate Drive, Richfield, Ohio 44286, and at any adjournment or postponement thereof. This Proxy Statement, our Annual Report to Shareholders for the fiscal year ended December 31, 2014, and the accompanying proxy card will be sent to shareholders on or about May 4, 2015.
Record Date; Shares Outstanding
As of April 22, 2015, the record date for determining shareholders entitled to notice of and to vote at the meeting, we had 19,909,340 common shares deemed outstanding and eligible to vote. Each share of outstanding common stock is entitled to one vote on each matter to be presented at the meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum, but will have no effect on the outcome of any matter voted on at the meeting.
Proxies and Voting Procedures
Solicitation of proxies through the mail, in person, by telephone, by press releases, through internet, by electronic means and otherwise will be conducted by Company management at the direction of our Board of Directors, without additional compensation. We have not yet retained, but may retain, a proxy solicitor in conjunction with the Annual Meeting, and its employees may assist us in the solicitation. We will pay all costs of soliciting proxies, including a fee and reasonable out-of-pocket expenses for the proxy solicitor, if any. In addition, we will request brokers and other custodians, nominees, and fiduciaries to forward proxy-soliciting material to the beneficial owners of shares held of record by such persons at our expense.
Registered shareholders may vote by completing a proxy card and mailing it to our proxy tabulator, Broadridge, 51 Mercedes Way, Edgewood, New York 11717. You will receive a pre-addressed envelope with our Proxy Statement and proxy card. To vote, shareholders should complete and sign the bottom portion of the proxy card and return only that portion to the proxy tabulator.
Shareholders whose shares are held in the name of a broker, bank, or other nominee should refer to the proxy card or the information forwarded by such broker, bank, or other nominee to see what voting options are available to them. If you hold your shares through a bank, broker, or other nominee in “street name” but you do not provide the firm that holds your shares with specific voting instructions, the firm will only be allowed to vote your shares on your behalf in its discretion on “routine” matters, but it cannot vote your shares in its discretion on your behalf on any “non-routine” matter. Proposal 1 relating to the election of six Class I directors and Proposal 3 relating to the advisory approval of compensation of our named executive officers are considered “non-routine” matters. Proposal 2 relating to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is considered a “routine” matter. Therefore, you must give specific instructions to your broker for your shares to be voted at the Annual Meeting on the election of directors and the advisory approval of compensation of our named executive officers.
Shareholders who hold shares through the Company’s 401(k) plan must give instructions to the trustee on how to vote their shares by completing and returning the proxy card. The trustee will not vote shares for which no instructions are received.
The authority solicited by this Proxy Statement includes discretionary authority to cumulate votes in the election of directors. Cumulative voting is further discussed below. If any other matters properly come before the meeting or any adjournment or postponement thereof, each properly executed proxy card will be voted in the discretion of the proxies named therein.
A shareholder may revoke a prior proxy by writing to our Secretary at our principal offices located at 3250 Interstate Drive, Richfield, Ohio 44286, or by properly executing and delivering a proxy bearing a later date. In addition, persons attending the meeting in person may withdraw their proxies at the meeting and then vote in person.
If a choice is specified on a properly executed proxy card, the shares will be voted accordingly. If a proxy card is signed without a preference indicated, those shares will be voted “FOR” the election of the six nominees for Class I director recommended by our Board of Directors, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and “FOR” the advisory approval of compensation of our named executive officers. Proxy cards indicating an abstention from voting on a particular matter will generally count as a vote against that matter, but will have no effect on Proposal No. 1 and the shares will be included as part of the shares constituting the quorum. Approval of Proposal No. 2 and Proposal No. 3 require the affirmative vote of a majority of our shares represented in person or by proxy at the meeting.
If you hold your shares through a broker, your broker’s ability to vote your shares for you is governed by the rules of the New York Stock Exchange. Without your specific instruction, a broker or other nominee may only vote your shares on routine proposals. Your broker will submit a proxy card on your behalf, but will leave your shares unvoted on non-routine proposals-this is known as a “broker non-vote.” Your broker will not vote Proposal No. 1 (Election of Directors) and Proposal No. 3 (Say on

Pay), which the New York Stock Exchange considers to be “non-routine” proposals. Broker non-votes will not be counted “for” or “against” these proposals.  Proposal No. 2 (Auditor Ratification) is a routine matter on which your broker will vote without your instruction.  Broker non-votes will count towards the shares constituting the quorum.
With respect to Proposal No. 1, the six nominees who receive the greatest number of votes will be elected. If our shareholders do not ratify the appointment of our auditors under Proposal No. 2, we will take that fact into consideration, but may, nevertheless, retain the independent registered public accounting firm recommended by our Board of Directors and Audit Committee. The vote for Proposal No. 3 is an advisory vote, the results of which our Board of Directors will take under advisement.
Cumulative Voting
Under the Ohio General Corporation Law, subject to the requirements described below, shareholders have the right to exercise cumulative voting in the election of directors. To do so, the shareholder must provide written notice to the President, a Vice President, or the Secretary of our Company at least 48 hours before Annual Meeting stating that the shareholder desires the voting at the election of directors to be cumulative. If properly invoked, cumulative voting would apply only to the election of directors. Shareholders have one vote per share on all other matters. Nominees who receive the greatest number of votes will be elected.
As of the date of this Proxy Statement, we have not received a notice from any shareholder of his, her, or its intention to invoke cumulative voting. If we receive such notice, we will announce it by issuing a press release.
For voting at the election of directors to be cumulative, an announcement of the Company’s receipt of the shareholder’s intent to exercise cumulative voting rights must be made when the Annual Meeting is convened. This announcement may be made by the Chairman of the Board, the Secretary, or by or on behalf of a shareholder giving proper notice.
Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees, as the shareholder desires. If cumulative voting is properly invoked and you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting. If you hold your shares through a bank or broker, you should contact your bank or broker. If you submit the proxy card cumulating the votes for one or more nominee(s) but cumulative voting is not properly invoked at the Annual Meeting, your cumulative voting instructions will be disregarded.
If cumulative voting is properly invoked for the election of directors and you return a proxy card without giving specific voting instructions as to cumulative voting, the proxy holders intend, and have the discretionary authority, unless otherwise instructed in any proxy, to vote all proxies received by them in such manner in accordance with cumulative voting as will assure the election of as many of our nominees named in this Proxy Statement as possible, except that none of your votes will be cast for any director nominee as to whom you instruct that your votes be withheld.

MATTERS TO BE CONSIDERED

Proposal No. 1 Election of Class I Directors
Our Board of Directors oversees our management on your behalf. The Board reviews our long-term strategic plans and exercises direct decision-making authority in key areas such as choosing our President and Chief Executive Officer, setting the scope of management’s authority to manage our business day-to-day, and evaluating management’s performance.
Our Board of Directors is currently comprised of eleven directors divided into two classes. Each class serves a two-year term, with Class I directors elected in odd numbered years and Class II directors elected in even numbered years. The term for our Class I directors expires at this year’s Annual Meeting. Joseph E. (Jeff) Consolino, Gary J. Gruber, Donald D. Larson, David W. Michelson, Donald W. Schwegman, and Michael A. Spachman are our current Class I directors. Mr. Michael Spachman was not nominated for re-election. The Board of Directors nominated Dr. Norman L. Rosenthal to stand for election as a director at our 2015 annual meeting. Ronald J. Brichler, I. John Cholnoky, Patrick J. Denzer, Keith A. Jensen, and Alan R. Spachman are our current Class II directors. During 2014, the entire Board of Directors met eleven times. All of our directors except Mr. Schwegman attended the Annual Meeting of Shareholders held on September 18, 2014. We do not have a policy regarding director attendance of annual meetings. No director attended fewer than 75 percent of the aggregate number of meetings of the Board and Board committees on which he served during 2014.
After considering all relevant facts and circumstances, including those described under “Certain Relationships and Related Transactions” beginning on page 26 of this Proxy Statement, our Board of Directors has determined that four of our current eleven directors, Mr. Cholnoky, Mr. Denzer, Mr. Schwegman, and Mr. Michael Spachman, are “independent” in accordance with the

NASDAQ Stock Market (“NASDAQ”) listing standards and SEC regulations. If Dr. Rosenthal is elected to the Board of Directors, the Board has determined that he would qualify as independent under the aforementioned regulations. We are not required to have a majority of independent directors on our Board as would otherwise be required by the rules of NASDAQ because of the “controlled company” exemption from these rules that applies to companies where more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. As described elsewhere in this Proxy Statement, Great American Insurance Company (“GAIC”) is our largest shareholder and holds approximately 51.2% of our voting power for the election of directors.
Our Board of Directors, acting on the recommendation of its Nominating/Governance Committee, has nominated and recommends the six individuals listed below, including five incumbents, to be elected as Class I directors and to hold office until the 2017 Annual Meeting of Shareholders or until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by our Board of Directors but, in any event, no proxy may be voted for more than six nominees. The six nominees who receive the greatest number of votes will be elected.
Below is information regarding the Class I director nominees and our Class II directors, each including a description of the business experience of each nominee and director and the names of other publicly-held companies for which each currently serves as a director or has served as a director during the past five years. In addition, the information presented below describes each nominee’s or director’s specific experience, qualifications, attributes, and skills that led our Board to the conclusions that the nominee or director should serve as a director at this time. The Board believes that all of our nominees and directors are individuals of substantial accomplishment with demonstrated leadership capabilities. Each also has the following personal characteristics: integrity, commitment, independence of thought, judgment essential for effective decision making, and the ability and willingness to dedicate the necessary time, energy, and attention to prepare for, attend, and participate in meetings of the Board and its committees.
     The nominees for election as Class I members of the Board of Directors are:

Joseph E. (Jeff) Consolino, Chairman....................................
Mr. Consolino became our Chairman of the Board effective February 15, 2013, and previously served as our Audit Committee Chairman from 2006 through February 15, 2013. Mr. Consolino has served as executive vice president of American Financial Group, Inc. (“AFG”), the parent of our largest shareholder, since February 16, 2013 and since March 1, 2013, has served as chief financial officer of AFG. Prior to joining AFG, Mr. Consolino served as president and chief financial officer of Validus Holdings, Ltd. (“Validus”), a Bermuda-based property and casualty (re)insurance company. During this time, Mr. Consolino also served as chief executive officer, president and founding director of PaCRe Ltd., a Bermuda-based underwriter of top-layer property reinsurance. Prior to joining Validus in March 2006, Mr. Consolino served as managing director in Merrill Lynch’s investment banking division. While at Merrill Lynch, Mr. Consolino specialized in insurance company advisory and financing transactions. Mr. Consolino led the underwriting of our initial public offering, which provided him with specific experience related to our operations. We believe Mr. Consolino’s experience serving as president and chief financial officer for both a property and casualty insurance company group and a publicly-traded holding company, coupled with his experience in establishing and profitably growing insurance organizations, his role at AFG, and his more than twenty years of experience in insurance-related financial matters, give him unique qualifications to serve as Chairman of our Board. Mr. Consolino also serves on the boards of directors of AFG, PaCRe, Validus, and AmWINS Group, Inc., a wholesale insurance brokerage. Mr. Consolino is a member of the Compensation Committee.

Director since May 2006

Gary J. Gruber...........................
Mr. Gruber serves as executive vice president of GAIC, our largest shareholder. Mr. Gruber joined GAIC in 1977 and has held a variety of financial, management and officer positions since 1983. Mr. Gruber has served as a director of GAIC since 1993, holds a Certified Public Accountant license (inactive) and has over 35 years of experience with property and casualty insurance operations, financial statements, loss reserving, reinsurance, and investments. We believe that Mr. Gruber’s extensive executive management and board experience with property and casualty insurance operations provide him with specific skills and knowledge that we value for service as our Board member. Mr. Gruber is the Chair of the Nominating/Governance Committee and a member of the Compensation Committee.

Director since April 1991

Donald D. Larson.......................
Mr. Larson was named president and chief operating officer of Great American Property & Casualty Insurance Group in 2010. Prior to being named president, Mr. Larson served as executive vice president and president, specialty group, for the Great American Property & Casualty Insurance Group since 1999. Mr. Larson joined AFG in 1973 and GAIC in 1981. Mr. Larson has served as a director of GAIC since 1988. Additionally, Mr. Larson served as our Chairman from 1993 until 2004. Mr. Larson holds both a Certified Public Accountant license (inactive) and a Chartered Property and Casualty Underwriter professional designation and has over 40 years of experience in the property and casualty insurance industry. We believe that Mr. Larson’s prior service as our Chairman and executive management experience, specifically as it relates to our industry, make him uniquely qualified to serve as a member of our Board. Mr. Larson is the Chair of the Compensation Committee and a member of the Nominating/Governance Committee.

Director since April 1991

David W. Michelson...................
Mr. Michelson became our President and Chief Executive Officer effective January 1, 2008. Prior to being named Chief Executive Officer, Mr. Michelson served as our President and Chief Operating Officer during 2007. He has held several other positions during his initial employment with us from 1992-1998 and since rejoining us in 1999, including serving as our Senior Vice President and Executive Vice President. Mr. Michelson holds an Associate in Research and Planning professional designation and has approximately 35 years of insurance industry experience, including management of all departments and facets of our company and through serving in various positions at Reliance Insurance Company, Liberty National Fire and Progressive Corporation. Mr. Michelson’s service as our Chief Executive Officer and his experience as it relates to us and the property and casualty industry as a whole provide him with skills and knowledge that qualify him to serve on our Board.

Director since October 2009

Norman L. Rosenthal................
Dr. Rosenthal, age 63, has served as a director of Arthur J. Gallagher & Co. since 2008. Since 1996, he has been President of Norman L. Rosenthal & Associates, Inc., a management consulting firm that specializes in the property and casualty insurance industry. Prior to 1996, Dr. Rosenthal spent 15 years practicing in the property and casualty insurance industry at Morgan Stanley & Co., a global financial services firm, most recently as managing director. In addition, Dr. Rosenthal previously served on the boards of multiple public and private insurance, reinsurance, and related entities, including Aspen Insurance Holdings, Ltd., Mutual Risk Management Ltd., Vesta Insurance Group, Inc., and Alliant Insurance Group, Inc. He currently serves as a director of the Plymouth Rock Company. He is also an affiliate partner of the private equity firm of Lindsay Goldberg. Dr. Rosenthal holds a Ph.D. in Business and Applied Economics, with an insurance focus, from the Wharton School of the University of Pennsylvania. We believe that Dr. Rosenthal’s extensive insurance expertise and experience provides him with the qualifications to make him an effective member of our Company’s Board.

Nominee

Donald W. Schwegman.............
Mr. Schwegman was the lead client service partner for various complex insurance organizations for over 20 years at Deloitte, until he retired in June of 2012. Most recently, Mr. Schwegman served as the Insurance Industry Profession Practice Director for Deloitte with responsibility for formulating the U.S. firm’s position on insurance accounting and auditing issues, developing internal insurance training programs, and overseeing risk management. Mr. Schwegman was admitted as a partner with Deloitte & Touche, LLP (“Deloitte”) in 1984, has significant experience with insurance industry accounting policies and procedures, and has a substantial background with SEC registrants’ filings. We believe that Mr. Schwegman’s financial expertise, depth of knowledge and experience with insurance industry accounting policies and procedures, his substantial background in public company reporting, and his experience with insurance transactions make him highly qualified to serve as a member of our Board. Mr. Schwegman is a member of the American Institute of Certified Public Accountants and is a licensed Certified Public Accountant in multiple states. Mr. Schwegman is the Chair of our Audit Committee and a member of the Compensation Committee.

Director since February 2013

Our Board of Directors recommends that shareholders vote FOR the election of the six Class I nominees as directors.

Below is information about our Class II directors:

Ronald J. Brichler.....................
Mr. Brichler currently serves as executive vice president of GAIC, our largest shareholder, and has held that position since 2010. In that position, Mr. Brichler oversees numerous property and casualty insurance products. Mr. Brichler began his career in the finance department of AFG, GAIC’s parent company, in 1976 and has remained employed with AFG and GAIC over the last three decades, including serving as senior vice president of operations of GAIC prior to his current position of executive vice president. Mr. Brichler holds a Certified Public Accountant license (inactive) as well as Chartered Property Casualty Underwriter and Associate in Reinsurance designations. We believe his background and experience in the insurance industry provide him with the qualifications and characteristics that we value in a Board member. Mr. Brichler is a member of the Compensation Committee.

Director since September 2014

I. John Cholnoky.......................
Mr. Cholnoky served as president of General Reinsurance Corporation (“General Reinsurance”) until his retirement in March 2014. Throughout his 33-year tenure at General Reinsurance, Mr. Cholnoky served in various marketing, underwriting, and management roles and held various officer level positions. We believe that Mr. Cholnoky’s extensive experience in the insurance industry provides him with the skills and expertise necessary to be an effective Director.

Director since March 2015

Patrick J. Denzer.......................
Mr. Denzer currently serves as founder and president of LI Ventures, LLC, an independent firm providing investment and advisory services and has held this position since 2012. Beginning in 2004, Mr. Denzer served as president and chief executive officer of John B. Collins Associates, Inc. (“Collins”), a national reinsurance brokerage company. When Collins was acquired by Guy Carpenter & Company in 2009, Mr. Denzer began serving as Chairman of the Americas for Guy Carpenter & Company. We believe that Mr. Denzer’s extensive knowledge of and experience in the insurance industry make him uniquely qualified to serve on our Board. Mr. Denzer is a member of the Audit, Nominating/Governance, and Compensation Committees.

Director since September 2014

Keith A. Jensen..........................
Mr. Jensen served as senior vice president of AFG from 1999 and as its chief financial officer beginning in January 2005 until his retirement in March 2013. Mr. Jensen joined the Great American Insurance Group in 1999 as senior vice president and chief financial officer and became executive vice president in 2004. Mr. Jensen served on the Board of Directors of GAIC from 1999 until his retirement in 2013. Before working with AFG, Mr. Jensen was a partner with Deloitte, where he served several insurance company clients. In addition to his employment experience, Mr. Jensen holds a Certified Public Accountant license (inactive). We believe that Mr. Jensen’s extensive public accounting experience, as well as his experience serving as chief financial officer for both a property and casualty insurance company group and a publicly-traded holding company give him unique qualifications to serve as a member of our Board. Mr. Jensen is a member of the Nominating/Governance Committee.

Director since April 2000

Alan R. Spachman.....................
Mr. Alan Spachman is our founder and served as Chairman from 2004 through February 15, 2013. Mr. Spachman served as our chief executive from our inception in 1989 through 2007. From 1984-1988, Mr. Spachman was a senior vice president at Progressive Corporation, where he initiated its passenger transportation insurance business. In addition to his insurance experience, Mr. Spachman previously held various labor relations and human resource management positions with Collins and Aikman, Inc. and Frito-Lay, Inc. Mr. Spachman is qualified to serve on our Board as he has knowledge of our Company because of his roles as founder and former chief executive officer and relevant insurance experience. Mr. Spachman is a member of the Compensation Committee.

Director since 1989

Proposal No. 2 Ratification of the Appointment of Our Independent Registered Public Accounting Firm
Our Audit Committee Charter provides that the Audit Committee shall recommend annually to the Board of Directors the appointment of an independent registered public accounting firm to serve as auditors. In March 2015, the Audit Committee recommended the appointment of Ernst & Young LLP to serve as auditors for the year ending December 31, 2015.
Both our Board of Directors and Audit Committee would like to know the opinion of shareholders regarding the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2015. For this reason, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment, our Audit Committee and Board of Directors will take that fact into consideration, but may, nevertheless, continue to retain Ernst & Young LLP. We may also engage a different independent registered public accounting firm at any time during the year if our Audit Committee and Board of Directors determine that such a change would be in our best interests.

Audit Fees and Non-Audit Fees
The following table presents fees for professional audit services by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2014 and 2013, respectively, and fees billed for other services rendered by them during these periods.

	2014	2013
Audit fees (1)	1,354,800	1,219,554
Tax fees (2)	33,750	31,500
All other fees (3)	—	2,125
Total	1,388,550	1,253,179

(1)	These aggregate fees relate to the audits of the financial statements, statutory insurance company audits, reviews of SEC filings and quarterly reviews.

(2)	These tax fees relate to tax compliance and routine advisory services, including the review of our federal tax return.

(3)	All other fees are related to an EYOnline subscription, which we use to conduct financial research.
Representatives of Ernst & Young LLP are expected to be at the meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.
Our Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Proposal No. 3 Advisory Approval of Compensation of Our Named Executive Officers (Say on Pay)
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2011 (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934, as amended, you are entitled to vote to approve, on a non-binding, advisory basis, our compensation for our named executive officers. This is commonly known as “Say on Pay.” Although the vote is non-binding, we and our Board of Directors value the opinion of our shareholders and will consider your votes when making executive compensation decisions in the future.
The Dodd-Frank Act also provides that, at least once every six years, shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers (commonly referred to as “Say When on Pay”). We provided this opportunity to our shareholders in 2011, and approximately 99% of our shareholders voted to hold the Say on Pay vote annually. Accordingly, our Board implemented annual Say on Pay votes. Following a vote at this year’s Annual Meeting, the next “Say on Pay” vote will occur at our 2016 Annual Meeting of Shareholders.
As explained more fully in the Compensation Discussion and Analysis beginning on page 10, our executive compensation philosophy seeks to recognize the importance of our executive officers to our overall success. Our compensation program objectives are:

•	To attract and retain talented individuals,

•	To motivate our executive team to achieve our overall goals and objectives,

•	To reward our excellent performers, and

•	To align the interests of our key managers with those of our shareholders.
Our executive compensation program is comprised of annual base salary, annual cash incentive bonuses, and long term incentive awards. We strive to maintain a compensation system that is internally equitable and externally competitive. We seek to encourage and reward performance by our executive officers that achieves or exceeds our financial and operational performance goals, without encouraging excessive risk taking that could be detrimental to our shareholders.

We believe our compensation program principles have been effective because:

•
In 2014, we confirmed our commitment to the variable compensation matrix emphasizing underwriting profit over premium growth by non-renewing or pricing away approximately $39 million in written premium;

•	Our multi-year payout structure contributed to lower variable compensation expense in 2014 due to unfavorable development of prior year claims reserves;

•	An improvement in underwriting results will directly impact the opportunity for management to earn more variable compensation in future years; and

•	We maintained overall financial strength as demonstrated by our group A.M. Best rating of “A” (Excellent).
We believe that our executive compensation appropriately compensates and rewards our executive officers. As further detailed in the “Compensation Discussion and Analysis-Specific Elements of Our Compensation Program and Compensation of Named Executive Officers-Annual Management Bonuses” section on page 12 of this Proxy Statement, in 2013, the Compensation Committee recommended, and the Board adopted, a revised management bonus plan which increased the emphasis on underwriting profitability and decreased the emphasis on premium growth. This change applied to our variable compensation beginning with the 2013 accident year and continues to apply to all subsequent years. As a consequence, variable compensation for the 2014 and 2013 accident year results are at a substantially lower level than variable compensation for accident year results prior to 2013. Accordingly, although the votes of shareholders on this proposal are non-binding and advisory, we are asking our shareholders to indicate their support for our overall executive compensation philosophy and practices.
Our Board of Directors recommends that shareholders vote FOR the following resolution:
“RESOLVED, that the shareholders of National Interstate Corporation approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s 2015 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which includes the Compensation Discussion and Analysis, the compensation tables and any related material).”

PRINCIPAL SHAREHOLDERS
The following shareholders are the only persons known by us to beneficially own 5% or more of our outstanding common shares as of April 22, 2015:

Name and Address of Beneficial Owner	Common Shares Held (1)	Percent of Class
Great American Insurance Company	10,200,000	51.2%
301 East Fourth Street Cincinnati, Ohio 45202
T. Rowe Price Associates, Inc. (2)	1,552,180	7.8%
100 E. Pratt Street Baltimore, Maryland 21202
Alan R. Spachman (3)	1,937,230	9.7%
1 Westbury Park Way, Suite 101 Bluffton, South Carolina 29910

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and generally includes voting and investment power with respect to securities. The number of shares outstanding on April 22, 2015 was 19,909,340.

(2) Based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2015. As of December 31, 2014, T. Rowe Price Associates, Inc. (“Price Associates”) had sole voting power with respect to 560,480 of these shares and had sole dispositive power with respect to 1,552,180 shares. These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc., which as of December 31, 2014, had sole voting power with respect to 980,600 shares, representing 4.9% of the shares outstanding, for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Mr. Spachman has sole voting power and sole dispositive power with respect to all of these shares.

MANAGEMENT
The table below provides information regarding our directors and executive officers as of April 22, 2015. Alan R. Spachman is the father of Michael A. Spachman. Except for the foregoing, there are no family relationships among any of our directors or executive officers.

Name	Age	Position	Director or Executive Officer Since
David W. Michelson (1)	57	Director, President and Chief Executive Officer	2006
Anthony J. Mercurio	42	Executive Vice President and Chief Operating Officer	2013
Terry E. Phillips	65	Senior Vice President	1999
Arthur J. Gonzales	54	Senior Vice President, General Counsel and Secretary	2009
Julie A. McGraw	51	Vice President, Chief Financial Officer and Treasurer	2006
Gary N. Monda	58	Vice President and Chief Investment Officer	1999
Joseph E. (Jeff) Consolino (3)	48	Chairman of the Board	2006
Ronald J. Brichler (3)	58	Director	2014
I. John Cholnoky	57	Director	2015
Patrick J. Denzer (2)(3)(4)	54	Director	2014
Gary J. Gruber (3)(7)	59	Director	1991
Keith A. Jensen (4)	64	Director	2000
Donald D. Larson (4)(6)	63	Director	1991
Donald W. Schwegman (3)(5)	64	Director	2013
Alan R. Spachman (3)	67	Director	1989
Michael A. Spachman (2)	40	Director	2013

(1)	David W. Michelson was initially employed by us in 1992 through 1998 and rejoined us in 1999.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Nominating/Governance Committee.

(5)	Chair of the Audit Committee.

(6)	Chair of Compensation Committee.

(7)	Chair of Nominating/Governance Committee.
For biographical information concerning the directors’ continuing service after the Annual Meeting and nominees for directors please see pages 3-5 of this Proxy Statement.
Anthony J. Mercurio has served as our Executive Vice President and Chief Operating Officer since January 1, 2013, and has held other management and executive positions since 1997 with our subsidiaries, National Interstate Insurance Company and Vanliner Insurance Company, including serving as chief executive officer of Vanliner Insurance Company from 2010 through 2012. Prior to joining us, Mr. Mercurio held various product and management positions with Westfield Insurance Company and American International Group.
Terry E. Phillips has served as our Senior Vice President since May 2006. Mr. Phillips has held other executive positions with our subsidiary, National Interstate Insurance Company, including Vice President, Claims, since 1999. Prior to joining us, Mr. Phillips was senior vice president for Continental National Indemnity from 1989 to 1999. Mr. Phillips previously served in both management and claims capacities for Midwestern Group, USF&G and TransAmerica Group Insurance Companies.
Arthur J. Gonzales has served as our Vice President, General Counsel and Secretary since February 2009 and was promoted to Senior Vice President, General Counsel and Secretary in March 2015. Prior to joining us, Mr. Gonzales served as executive vice president and general counsel of J. and P. Holdings, Inc. and its insurance subsidiaries from 2005 to 2008 and held various positions at Vesta Shelby Select Insurance Companies from 1998 to 2005, including senior vice president, general counsel and secretary. Additionally, Mr. Gonzales served as corporate counsel for Anthem Shelby Insurance Companies, served as a judicial clerk for the Third District Court of Appeals of Ohio for five years and worked in private practice.
Julie A. McGraw has served as our Vice President, Chief Financial Officer and Treasurer since January 2006. Prior to joining us, Ms. McGraw held various positions at HMI Industries Inc. from 1996 to 2006, including vice president and chief financial officer/treasurer. Prior to that time, Ms. McGraw held various financial management positions at Moen Inc. and Isolab Inc. and worked for five years at the public accounting firm of Price Waterhouse.
Gary N. Monda has served as our Vice President and Chief Investment Officer since January 2006 and was previously our Vice President and Chief Financial Officer from 1999 until January 2006. Prior to joining us, Mr. Monda served the insurance industry as vice president, strategic planning, for Victoria Financial Corporation and held various financial and general management positions with Progressive Corporation over a period of fifteen years. Mr. Monda also worked for four years at the public accounting firm of Ernst & Young LLP.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and the holders of more than 10% of our common shares to file reports with the SEC. Such reports include initial reports of ownership of our common shares and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.
Based solely on our review of the filings of our executive officers, directors, and 10% shareholders, except for one Form 4 filing made on behalf of Keith Jensen on April 8, 2014 reporting shares awarded on April 1, 2014, we believe that all of our executive officers, directors, and 10% shareholders complied with all filing requirements applicable to them with respect to transactions during 2014.
Securities Ownership
The following table sets forth information, as of April 22, 2015, concerning the beneficial ownership of our equity securities by our current Directors, Director nominees, the executive officers included in the Summary Compensation Table, and by all of our Directors and executive officers as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no Director, Director nominee, or executive officer beneficially owned 1% or more of any class of our equity securities outstanding as of April 22, 2015. Unless otherwise indicated, beneficial ownership of the equity securities held by each individual consists of sole voting power and sole investment power or of voting power and investment power that is shared with the individual’s spouse or family member.

Name of Beneficial Owner	Number of Shares (1)	Percent
David W. Michelson (2)	219,146	1.1%
Anthony J. Mercurio (2)	39,056	*
Terry E. Phillips (2)	48,074	*
Arthur J. Gonzales (2)	43,083	*
Julie A. McGraw (2)	44,321	*
Gary N. Monda (2)	52,821	*
Joseph E. (Jeff) Consolino	9,479	*
Ronald J. Brichler	1,000	*
I. John Cholnoky	—	*
Patrick J. Denzer	1,642	*
Gary J. Gruber	1,000	*
Keith A. Jensen	2,645	*
Donald D. Larson	1,000	*
Norman L. Rosenthal (3)	1,000	*
Donald W. Schwegman	—	*
Alan R. Spachman	1,937,230	9.7%
Michael A. Spachman (4)	157,590	*
Directors, Director nominees and executive officers as a group (17 people)	2,559,087	12.8%

*	Less than 1%.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. The table also includes the number of common shares that may be acquired pursuant to options that are currently exercisable or will be exercisable within 60 days of April 22, 2015 (Ms. McGraw-39,800; Mr. Gonzales-40,000; Mr. Mercurio-7,553).

(2)
Beneficial ownership includes shares of service-based restricted stock, in which the owners have sole voting power (Mr. Michelson-24,000; Ms. McGraw-4,321; Mr. Gonzales-3,083; Mr. Mercurio-6,479; Mr. Monda-4,321; Mr. Phillips-4,011).

(3)	Dr. Norman Rosenthal is nominated for election at the 2015 Annual Meeting.

(4)	Mr. Michael Spachman is not nominated for election at the 2015 Annual Meeting.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
Our Compensation Committee establishes and implements our compensation policies and programs for our executive officers. Although this Compensation Discussion and Analysis will focus on our policies and programs as they relate to our executive officers, it is also intended to give our shareholders a general overview of our compensation strategies.
The Compensation Committee of the Board of Directors (the “Compensation Committee” or “Committee”) currently consists of seven directors, Ronald J. Brichler, Joseph E. (Jeff) Consolino, Patrick J. Denzer, Gary J. Gruber, Donald D. Larson, Donald W. Schwegman, and Alan R. Spachman, none of whom is an employee of ours or any of our subsidiaries. Mr. Consolino is an officer of AFG and Messrs. Brichler, Gruber, and Larson are officers of GAIC. Mr. Consolino also serves as a director of AFG. The Committee operates under its written charter and its functions include reviewing and making recommendations to the Board of Directors with respect to our executive compensation policies and programs. For a more complete discussion of the Committee’s responsibilities, see the discussion in the section titled “Corporate Governance, Committee Descriptions and Reports - Compensation Committee” in this Proxy Statement beginning on page 25.
The Committee has the exclusive authority to approve bonuses, award salary adjustments and grant awards to our executive officers under our Long Term Incentive Plan (“LTIP”). As further described below, our LTIP provides for the grant of incentive awards, including incentive stock options, stock appreciate rights, performance units, performance shares, restricted shares, deferred shares, other awards relating to our common shares and dividend equivalents to key employees, consultants, and non-employee Directors. Prior to making compensation decisions with respect to our executive officers, the Compensation Committee takes into account the recommendations of our Chief Executive Officer and our other Board members. At the Compensation Committee meeting occurring on February 19, 2015, our entire Board of Directors, excluding our Chief Executive Officer, participated as members to review and approve 2015 compensation levels and targets as well 2014 bonus payments. The Compensation Committee and our Board of Directors have also considered the results of our 2014 shareholders’ advisory vote on executive compensation (the “2014 Say on Pay vote”), through which approximately 83% of our shareholder votes expressed approval of our executive compensation. Based on the results of the 2014 Say on Pay vote, the Compensation Committee concluded that the compensation paid to the executive officers and our overall pay practices received strong shareholder support and do not require substantial revision to address any shareholder concerns. The Committee has not engaged any compensation consultant or other outside advisor to assist the Committee.
This Proxy Statement contains management’s discussion and analysis of the compensation awarded to, earned by, or paid to the following executive officers during and for 2014 (the “Named Executive Officers”):

David W. Michelson	President and Chief Executive Officer
Julie A. McGraw	Vice President, Chief Financial Officer and Treasurer
Anthony J. Mercurio	Executive Vice President and Chief Operating Officer
Terry E. Phillips	Senior Vice President
Arthur J. Gonzales	Senior Vice President, General Counsel and Secretary
Gary N. Monda	Vice President and Chief Investment Officer
Our Compensation Philosophy
Our compensation and benefits programs recognize the importance of our executive officers to our overall success. The objectives of our compensation program are simple:

•	to attract and retain talented individuals,

•	to motivate our executive team to achieve our overall goals and objectives,

•	to reward our excellent performers, and

•	to align the interests of our key managers with those of our shareholders.
We strive to maintain a compensation system that is internally equitable and externally competitive. The Compensation Committee reviews and approves the compensation package of each executive officer, including our Chief Executive Officer. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our other executive officers.
Our compensation program for all officers, including executive officers, has three principal components:

•	annual base salary,

•	annual cash incentive bonuses, and

•	long term incentive (equity) awards.
We primarily determine base salaries by an analysis of competitive market data by our Human Resources Department and by working with our Chief Executive Officer and other members of senior management. As described in more detail below, Mr. Michelson’s base salary and certain other aspects of his compensation, including his bonus target under the Management Bonus Plan, is set forth in his employment agreement. We primarily design base salaries to recognize an individual employee’s regular commitment to his or her job and the achievement of specific individual objectives.
We use annual cash incentive bonus programs to encourage each employee to reach, or to assist us in reaching, specific, measurable individual and/or corporate objectives. Our incentive programs reward all levels of eligible employees for their contributions toward meeting our written premium growth and underwriting profit objectives. Through 2014, we maintained two primary annual incentive plans: (1) our Management Bonus Plan, historically reserved for our key managers representing approximately 5% of our employee base and (2) our Goalshare program in which every other employee (except for certain salespersons) participates. Specific sales positions are eligible for sales bonuses outside of either the Management Bonus Plan or Goalshare program. We believe these plans give our employees a sense of ownership and interest in our Company. To encourage a continuing relationship with us, bonuses under our annual incentive bonus programs are subject to a multi-year payout and are considered earned when paid, and the individual must be actively employed on the date of payment to receive the bonus. As further described under the “Annual Management Bonuses” section on page 12 of this Proxy Statement, effective with the 2013 accident year, we lowered our combined ratio target and increased the underwriting profit target in our cash incentive bonus programs for our officers and employees to further align our employees and officers with our financial results and shareholder interests.
We reserve awards under our LTIP for our officers, including officers of our subsidiaries. We have historically granted such awards in connection with an officer’s initial hire or promotion. These awards are designed to align the interests of our officers with the interests of our shareholders. Historically, awards have been in the form of stock options and restricted stock. Our stock option awards only have value if the share price of our stock increases over the price on the grant date. Similar to our annual cash incentive bonus programs, our long term incentive awards have the additional benefit of encouraging employees to continue their employment relationship with us, as these awards typically vest over a multi-year period. No options were awarded to any Named Executive Officer during 2014.
Beginning in 2013, following a comprehensive review of our long term incentive compensation structure, the Compensation Committee decided to utilize two types of awards under the LTIP - position share awards and performance share awards. These awards are provided in the form of restricted shares that generally “cliff” vest after three years. These awards help to align our executives' interest with those of our shareholders as well as appropriately compensate our officers in conjunction with other aspects of their compensation and individual performance.
Position share awards are generally granted in five-year cycles vesting each January 1 in amounts based on the participant’s position with us. Participants will begin new five-year cycles upon promotion and will be eligible to receive new five-year awards if they remain in the same position after the conclusion of a cycle.
Performance share awards, on the other hand, are also granted in five-year cycles, but are based on our annual return on equity. As long as our annual return on equity exceeds a minimum percentage established by the Compensation Committee, additional restricted share awards will be granted on the basis of a multiple of the position share award applicable to the participant, with a higher return on equity corresponding to a higher multiple. The maximum multiple achievable will equal three times the participant’s position share award. Officers with options granted prior to 2013 which have not fully vested may not be eligible for position or performance share awards until those options are fully vested.

A primary objective of our compensation and benefits programs is to encourage and reward performance by our Named Executive Officers that achieves or exceeds our financial and operational performance goals, without encouraging the taking of excessive risks that could be detrimental to the interests of our shareholders. Overall, the Committee does not believe that any aspect of our compensation program encourages the Named Executive Officers to take unnecessary and excessive risks. In accordance with our Securities Trading Policy, our Directors and officers should hold securities for investment purposes only and must avoid short-term or speculative transactions, including hedging transactions.
The discussion below further describes the main elements of compensation paid to our Named Executive Officers.
Specific Elements of Our Compensation Program and Compensation of Named Executive Officers
Annual Base Salaries. We establish base salaries primarily using competitive market data. Although we do not utilize a peer group of companies in determining and reviewing compensation, we do consult available information from insurance companies and other companies of similar size and structure as well as industry benchmarking data in analyzing base salaries and total compensation for our executive officers. We strive to pay competitive base salaries to our executive officers, but we generally do not seek to be above market in this component as we believe our annual bonus and long term incentive compensation programs more appropriately align our executives’ overall compensation with achievement of corporate objectives and individual goals.
We review the salaries of all executive officers on an annual basis, and more frequently in the event of promotions or other changes in responsibilities. Annual merit increases are typically effective retroactive to January 1 of each year after approval by the Compensation Committee in February. After the year concludes, our Chief Executive Officer evaluates each executive’s success relative to objectives set by such executive at the beginning of the prior year. The Compensation Committee then evaluates each officer’s performance, including our Chief Executive Officer’s, as part of the annual salary and bonus review process.
Our Chief Executive Officer makes base salary and bonus recommendations annually to the Committee based on the competitive market data discussed above, our underwriting and overall corporate operating results for the preceding accident year and each of our executive’s performance relative to the performance objectives set by such executive at the beginning of the prior year. After receiving the recommendations of our Chief Executive Officer with respect to the other executive officers and key managers, the Committee discusses the recommendations with our other Board members, deliberates, makes any necessary adjustments and approves final base salary and annual management bonus amounts for each of our Named Executive Officers (including our Chief Executive Officer). Based on these recommendations, reviews, and discussions, the Committee approved merit increases ranging from 3% to 12% over 2013 base salaries for Ms. McGraw, Mr. Mercurio, Mr. Gonzales, and Mr. Monda.
Annual Management Bonuses. We have a management bonus plan that is designed to provide an equitable sharing of underwriting profits between management and shareholders. The Committee determines participation in the Management Bonus Plan upon recommendation of our Chief Executive Officer. A person’s inclusion in the program one year does not guarantee his or her future participation. However, for the 2014 accident year bonus pool (with the first payments in 2015) and historically, our Chief Executive Officer has recommended and the Committee has approved the inclusion of all Named Executive Officers in the program. In 2013, the Compensation Committee recommended, and the Board adopted, a revised management bonus plan which increased the emphasis on underwriting profitability, decreased the emphasis on premium growth, and eliminated the measurement of premium growth relative to plan in favor of measuring actual year over year change in gross premiums written. The revised management bonus plan developed the relationship between the annual accident year bonus pool funding and accident year combined ratio with specific reference to expected return on shareholders’ equity, excluding excess capital as measured under A.M. Best Company’s capital adequacy formula. In general, the Company must attain a 96% accident year combined ratio in order to fund the annual accident year bonus pool at greater than the minimum amount, equal to approximately 20% of aggregate target amounts. Company attainment of a 96% accident year combined ratio generally equates to a return on shareholders’ equity in excess of 10%. In general, the previous plan would have funded the accident year bonus pool at 100% of target upon achieving a 96% accident year combined ratio, assuming achievement of planned gross premium written targets. The current plan, as revised, funds the accident year bonus pool at 100% of target upon achieving a 93% accident year combined ratio, assuming 10% growth in gross premium written. Company attainment of a 93% accident year combined ratio generally equates to a return on shareholders’ equity of approximately 15%. A threshold consideration for any bonus is whether we make an underwriting profit. If we do not make an underwriting profit for an accident year, then we have not historically paid any management bonuses for that accident year. Although some insurance companies consider investment results when determining actual corporate profitability, consistent with our corporate objective of underwriting discipline, we require that we achieve an underwriting profit. Assuming a corporate underwriting profit is achieved, then, as with the annual base salary review, the Committee reviews the recommendations of our Chief Executive Officer related to the evaluation of each Named Executive Officer’s success in achieving individual performance objectives during the prior year.

To be entitled to receive a bonus award, a participant must be employed by us when the bonus is paid. Therefore, the estimated bonus amounts for a given year are not considered to be individually earned by each participant until the bonus is paid in the following years. We currently pay bonus amounts over a three-year period (50% in the first year, 35% in the second year, and 15% in the third year). This multi-year payout structure allows accident year results to sufficiently mature, thereby helping to ensure we do not prematurely pay an executive for accident year results that develop unfavorably, and allows for the possibility of additional payments in years two and three if accident year results develop favorably. Each year, we examine the prior accident years in the Management Bonus Plan to determine the impact of any negative development on the current year payouts. If there is negative development in the prior year, payouts for that year are reduced. We believe this feature in our Management Bonus Plan would allow us to recover all or a portion of any award upon a restatement or other adjustment of performance measures.
The Committee is responsible for the administration of the Management Bonus Plan, which comprises a substantial portion of each executive officer’s total compensation dependent on our underwriting profit as well as on the pre-established performance objectives specific to each executive officer. The Committee, with recommendations from our Chief Executive Officer, annually approves the target incentive award for each participant (expressed as a percentage of base salary). Our Named Executive Officers had the following bonus targets (expressed as a percentage of their base salary) for the 2013 (the first portion of which is paid in 2014) and 2014 (the first portion of which is paid in 2015) accident years: Mr. Michelson-100% for 2013 and 100% for 2014; Ms. McGraw-50% for 2013 and 50% for 2014; Mr. Mercurio-75% for 2013 and 75% for 2014; Mr. Phillips-40% for 2013 and 40% for 2014; Mr. Gonzales-50% for 2013 and 50% for 2014; Mr. Monda-50% for 2013 and 50% for 2014. The bonus targets for each Named Executive Officer reflect their respective individual impact on our financial results and individual performance objectives. According to the terms of Mr. Michelson’s employment agreement, his target bonus is set at 100% of his base salary for each year during the term of the agreement.
With the exception of himself, our Chief Executive Officer recommends to the Committee the allocation of the annual accident year bonus pool to each participant, considering the individual’s targeted bonus, contributions relative to his or her individual performance objectives and the performance of other participants relative to their individual objectives. There is no specific weighting attributed to any one factor in the evaluation, and the objectives are generally measured by substantial completion, or with respect to financial targets, substantial achievement. Our “management by objective” philosophy requires each executive officer, along with all of our other employees, to set specific, measurable objectives at the beginning of each calendar year. These individual objectives are based on market competitiveness and the Named Executive Officer’s relative impact on our financial and underwriting results. Our Chief Executive Officer subjectively reviews the achievement of each Named Executive Officer’s objectives, considers their overall discharge of their responsibilities as executives, as well as any corporate objectives applicable for the accident year and recommends the amount of bonuses that should be paid, and the Compensation Committee reviews such recommendations. The Committee has the ability, and has in the past exercised its discretion, to adjust a Named Executive Officer’s bonus based on the Committee’s own or the Chief Executive Officer’s recommendation.
Mr. Michelson’s 2014 and 2013 individual objectives involved researching and identifying niches for new product offerings and product extensions to continue growing the Company’s business components, maximizing investment yield while preserving the Company’s capital, staffing and succession planning initiatives, attaining “best in industry” claims handling, and achieving financial results in accordance with our financial plan, including the monitoring and addressing of products with underwriting results not meeting these expectations.
Ms. McGraw’s 2014 and 2013 individual objectives included leading and managing our SEC and statutory financial filings processes, managing or assisting in strategic initiatives, serving as liaison to our Audit Committee and external auditors, continued promoting and developing of process efficiencies for the accounting department and the Company, timely and accurate financial reporting, actively managing our finance and accounting functions, including ensuring that the functions are adequately staffed and trained, supporting and enhancing key regulatory, banking, and rating related obligations and relationships, and managing or assisting in capital adequacy and corporate tax planning.
Mr. Mercurio’s 2014 and 2013 individual objectives included identifying new niches for product offerings, managing the Company so that it could meet its 2014 and 2013 financial plans for direct written premium totals and combined ratio targets, promoting and overseeing operational and personnel improvements within the Company, overseeing the successful launch and growth of new Company products, and staffing and succession planning initiatives.
Mr. Phillips’ 2014 and 2013 individual objectives included supervision of the Claims Department including meeting claims quality and production objectives as well as developing new claims resources, workflows, and processes, focusing on the resolution of large losses and physical damage claim adjusting, developing and improving training resources for the Claims Department, appropriately staffing and managing the Claims Department, and developing increased capabilities of our risk management subsidiary.

Mr. Gonzales’ 2014 and 2013 individual objectives included serving as General Counsel, our lead in-house legal counsel, supporting strategic business initiatives, managing our legal and regulatory compliance functions and developing the staff of each respective department, minimizing our legal exposure, serving as liaison to our Board of Directors, managing our corporate records of all companies within the holding company system, and managing our outside legal expenses.
Mr. Monda’s 2014 and 2013 individual objectives included managing of our investment portfolio within our investment policy guidelines including achievement of returns consistent with established benchmarks including Barclay's Intermediate Aggregate Index, the Merrill Lynch Agency Index, and S&P 500 Index, developing and managing our relationships with investment service vendors, actively managing our investor relations function including managing relationships with analysts and responsiveness to investors, actively managing our reinsurance and corporate services functions and facilities, administratively overseeing the internal audit function, including responsibility for enterprise risk management initiatives, and coordinating efforts needed related to potential mergers and acquisitions by the Company.
For 2013 performance, after reviewing the Chief Executive Officer’s recommendations and subjectively reviewing each Named Executive Officer’s performance to objectives, the Committee determined that each Named Executive Officer, including our Chief Executive Officer, substantially completed or complied with his or her stated objectives. The Committee formally approved percentage allocations of the 2013 accident year bonus pool for the Named Executive Officers as follows: Mr. Michelson-13.9% ($53,768), Ms. McGraw-7.5% ($29,011), Mr. Mercurio-12.0% ($46,418), Mr. Gonzales-7.5% ($29,011), Mr. Monda-6.1% ($23,596), and Mr. Phillips-6.1% ($23,596). Subject to adjustment due to development in 2013 accident year results, approved amounts for the 2013 accident year bonus pool are to be paid over a three-year period (50% in 2014, 35% in 2015, 15% in 2016). Each Named Executive Officer was paid 50% of his or her approved amount for the 2013 accident year in March of 2014.
Similarly, in February of 2015, for the 2014 accident year bonus pool, the Committee formally approved percentage allocations of the 2014 accident year bonus pool for the Named Executive Officers as follows: Mr. Michelson-16.9% ($67,212), Ms. McGraw-7.1% ($28,237), Mr. Mercurio-12.6% ($50,111), Mr. Gonzales-7.0% ($27,839), Mr. Monda-5.6% ($22,271), and Mr. Phillips-5.4% ($21,476). Subject to adjustment due to development in 2014 accident year results, approved amounts for the 2014 accident year bonus pool are to be paid over a three-year period (50% in 2015, 35% in 2016, 15% in 2017). Each Named Executive Officer was paid 50% of his or her approved amount in March of 2015 for the 2014 accident year.
Long Term Incentive Plan Awards. Incentive awards represent an important part of our performance-based compensation system. The Compensation Committee believes that our shareholders’ interests are served by aligning our executives’ interests with those of our shareholders through the award of equity-based incentive compensation. The Committee has several award alternatives under our LTIP, including stock options, stock appreciation rights, performance units and shares, restricted shares, deferred shares and other similar awards.
Our Compensation Committee historically approved LTIP awards in the form of stock options to officers only in connection with their initial employment or promotion. The exercise price of our stock option awards granted has been the closing market price on the date of grant, which is typically the date of the applicable officer’s hire or promotion unless a different price is established at the discretion of the Compensation Committee. The amount of each award has been based upon the level of the officer. As previously noted, our Compensation Committee reviewed our historical LTIP awards and determined that awarding performance shares and position shares, each in the form of restricted stock, further aligns our executives’ interests with those of our shareholders, and appropriately compensate our officers in conjunction with other aspects of their compensation and individual performance. These awards cliff vest three years after the date of grant or such earlier date as specified by the Compensation Committee. In 2014, the Compensation Committee awarded 1,740 position awards (i.e., time-based restricted shares) to each Ms. McGraw, Mr. Gonzales, Mr. Monda, and Mr. Phillips based upon their officer level. The Compensation Committee awarded Mr. Mercurio 2,609 restricted shares given his officer level and responsibilities. The Compensation Committee did not award shares to Mr. Michelson as he received a payout from his employment agreement.
Retirement Plan Contribution. In addition to the other forms of compensation described above, we made a discretionary retirement contribution to every employee’s 401(k) plan account, including the accounts of our Named Executive Officers. In March 2014, each Named Executive Officer received an amount equal to $6,375 as a company contribution to his or her 401(k) account for the 2013 calendar year. In March 2015, each Named Executive Officer received an amount equal to $5,850 as a company contribution to his or her 401(k) account for the 2014 calendar year.
Perquisites. We believe our Named Executive Officers are most effectively motivated by the types of compensation noted above. We do, however, make limited use of certain perquisites to attract and retain our key executives and to support their ability to further our business objectives. All our Named Executive Officers are eligible for our company car program, which includes Company payment of reasonable monthly auto payments, as well as gas and maintenance on the vehicles, and all vehicles are covered by our corporate automobile insurance policy. In addition, all Named Executive Officers receive supplemental long term disability insurance and, as a supplemental health benefit, are eligible to receive additional short term disability payments if their paid time off (“PTO”) is exhausted while awaiting eligibility for long term disability. All officers, including subsidiary officers, also receive an additional five days of PTO annually. Finally, although there is no associated incremental cost, our executive officers also have occasional access to our corporate season tickets for sporting events, when the tickets are not being used for business purposes.
Employment Agreements. In 2007, we entered into an Employment and Non-Competition Agreement with Mr. Michelson. We entered into this agreement with Mr. Michelson to help us ensure a successful transition of the position of Chief Executive Officer from our prior chief executive officer. This agreement is described in detail under the section titled “Potential Payments Upon Termination or Change in Control” beginning on page 20 of this Proxy Statement. None of our other Named Executive Officers are parties to any types of employment agreements.
Tax and Accounting Considerations
Management and the Compensation Committee consider Section 162(m) of the Internal Revenue Code, which generally limits the deductibility of executive pay in excess of $1,000,000, and which specifies the requirements for the “performance-based” exemption from this limit, when determining annual compensation. The Compensation Committee has the opportunity to review with our senior management any potential tax implications before making decisions regarding compensation. When reviewing preliminary recommendations, and in connection with approving the terms of a long term incentive award, the Committee may also consider the accounting implications of a given award, including the estimated expense and/or dilutive considerations. The Compensation Committee reserves the right to pay non-deductible compensation when it is deemed to be in the best interest of shareholders.
Change of Control Payments
Long Term Incentive Plan. Our LTIP provides for accelerated benefits to participants in the event of a change of control. Such acceleration is within the Committee’s sole discretion. Included in each award agreement is a provision requiring the acceleration of awards in the event of death or permanent disability of the grantee, or a change in control in the Company. Generally, a change in control will be deemed to have occurred if (1) any person or group becomes the beneficial owner of 30% or more of the combined voting power of our outstanding securities (subject to certain exceptions), (2) there is a change in the majority of our Board of Directors, (3) certain corporate reorganizations take place where the existing shareholders do not retain more than 51% of the combined voting power of the outstanding securities or (4) our shareholders approve a complete liquidation or dissolution. We chose these change-in-control triggers based on an evaluation of market practices at the time we implemented our LTIP, tempered by the fact that more than 50% of our common shares are held by one shareholder.
Management Bonus Plan. In order to provide additional protection to our Named Executive Officers (and other participants), our Management Bonus Plan provides for the accelerated payment of awards in the event of certain termination of employment scenarios triggered by a Change in Control, as defined under our LTIP described above. For a further description of the potential payments due upon a change in control under the Management Bonus Plan, see the section of this Proxy Statement titled “Potential Payments Upon Termination or Change in Control” beginning on page 20.
Employment Agreement with Mr. Michelson. For a description of the payments that Mr. Michelson may receive upon a change of control under his employment agreement, see the section of this Proxy Statement titled “Potential Payments Upon Termination or Change in Control” beginning on page 20.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee:
Donald D. Larson, Chairman
Joseph E. (Jeff) Consolino
Ronald J. Brichler
Patrick J. Denzer
Gary J. Gruber
Donald W. Schwegman
Alan R. Spachman

2014 SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to the annual and long-term compensation earned by our principal executive officer, our principal financial officer and the next four highest paid executive officers, which includes all of our executive officers, for the year ended December 31, 2014. Throughout this Proxy Statement, we refer to these officers together as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($) (4) (7) (8)	All Other Compensation ($) (5)	Total ($)
David W. Michelson,	2014	400,000	—	—	95,037	40,998	536,035
President and Chief	2013	400,000	—	—	343,565	47,165	790,730
Executive Officer	2012	390,000	1,000,000	—	449,413	26,865	1,866,278
Julie A. McGraw	2014	280,001	—	40,020	50,561	20,137	390,719
Vice President, Chief	2013	270,010	—	40,025	143,866	19,337	473,238
Financial Officer and Treasurer	2012	260,000	—	—	149,369	19,940	429,309
Anthony J. Mercurio,	2014	330,000	—	60,007	62,342	28,365	480,714
Executive Vice President, Chief	2013	300,000	—	60,004	153,273	93,175	606,452
Operating Officer	2012	250,000	—	—	150,024	20,138	420,162
Terry E. Phillips	2014	265,000	—	40,020	40,378	25,789	371,187
Senior Vice President	2013	265,000	—	30,002	143,101	24,565	462,668
	2012	265,000	—	—	194,484	23,695	483,179
Arthur J. Gonzales	2014	263,952	143,500	40,020	45,284	18,293	511,049
Senior Vice President, General	2013	234,000	143,500	—	118,161	16,735	512,396
Counsel, and Secretary	2012	225,000	—	—	107,264	19,061	351,325
Gary N. Monda,	2014	222,999	—	40,020	42,577	22,953	328,549
Vice President, Chief Investment	2013	215,250	—	40,025	123,814	20,111	399,200
Officer	2012	205,000	—	—	126,438	22,073	353,511

(1)
Represents an amount paid to Mr. Michelson on June 1, 2012 in accordance with the terms of his then-existing Employee Retention Agreement as well as a $287,000 bonus awarded to Mr. Gonzales payable in two equal installments. The first payment was made in February 2013 and the second payment in February 2014.

(2)
Represents the aggregate grant date fair value of restricted share awards made in 2014, as computed under FASB ASC 718. These stock awards were granted to our Named Executive Officers on February 27, 2014 at a grant date fair value of $23.00 per share.

(3)
Represents the aggregate grant date fair value of restricted share awards made in 2013, as computed under FASB ASC 718. These stock awards were granted to our Named Executive Officers on February 20, 2013 at a grant date fair value of $32.33 per share.

(4)
Represents the amounts earned by the Named Executive Officers under the Management Bonus Plan for accident years 2012-2014 which is discussed further in the “Compensation Discussion and Analysis-Specific Elements of our Compensation Program and Compensation of Named Executive Officers-Annual Management Bonuses” section in this Proxy Statement.

(5)	The amounts in the All Other Compensation column are comprised of the following compensation items:

	Year	Perquisites and Other Personal Benefits ($)(6)	Company Contributions to Retirement ($)(6)	Total
David W. Michelson	2014	34,623	6,375	40,998
	2013	40,290	6,875	47,165
	2012	19,515	7,350	26,865
Julie A. McGraw	2014	13,762	6,375	20,137
	2013	12,462	6,875	19,337
	2012	12,590	7,350	19,940
Anthony J. Mercurio	2014	21,990	6,375	28,365
	2013	86,300	6,875	93,175
	2012	12,788	7,350	20,138
Terry E. Phillips	2014	19,414	6,375	25,789
	2013	17,690	6,875	24,565
	2012	16,345	7,350	23,695
Arthur J. Gonzales	2014	11,918	6,375	18,293
	2013	9,860	6,875	16,735
	2012	11,711	7,350	19,061
Gary N. Monda	2014	16,578	6,375	22,953
	2013	13,236	6,875	20,111
	2012	14,723	7,350	22,073

(6)
Perquisites and other personal benefits include car allowances, use of corporate season tickets to sporting events, supplemental long-term disability insurance, and dividends paid on restricted stock during the vesting period. Additionally, Mr. Mercurio’s 2014 perquisites and other personal benefits include $5,121 for grossed up tax benefits and his 2013 perquisites and other personal benefits include approximately $70,000 of relocation benefits of which, $32,000 is for the documented loss on the sale of his home in Missouri and $29,000 for grossed up tax benefits. All perquisites are further discussed in the “Compensation Discussion and Analysis-Specific Elements of our Compensation Program and Compensation of Named Executive Officers-Perquisites” section in this Proxy Statement.

(7)
Excluded from this column are estimated total payouts for the 2014, 2013, and 2012 accident year results that will be paid contingent upon the employee’s continued employment with us over a three year period (50%, 35% and 15%). Estimated total payouts for these accident year results, which are subject to adjustment for development of accident year results, are as follows:

	2014 ($)	2013 ($)	2012 ($)
David W. Michelson	67,212	42,233	243,654
Julie A. McGraw	28,237	22,788	128,901
Anthony J. Mercurio	50,111	36,460	139,905
Terry E. Phillips	21,476	18,534	102,178
Arthur J. Gonzales	27,839	22,788	110,037
Gary N. Monda	22,271	18,534	110,037

(8)
Non-equity incentive plan compensation paid in 2014 related to accident years 2011-2013. All Named Executive Officers listed below satisfied the performance condition for these bonuses by being employed by us in 2014 when bonuses were paid. The 2014 bonus payments are comprised of the following accident year related amounts:

	AY 2013 ($)	AY 2012 ($)	AY 2011 ($)	Total ($)
David W. Michelson	26,884	68,153	—	95,037
Julie A. McGraw	14,505	36,055	—	50,561
Anthony J. Mercurio	23,209	39,133	—	62,342
Terry E. Phillips	11,798	28,580	—	40,378
Arthur J. Gonzales	14,506	30,779	—	45,284
Gary N. Monda	11,798	30,779	—	42,577

GRANTS OF PLAN-BASED AWARDS TABLE

					All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Threshold ($)(1)	Target ($)	Maximum ($)
David W. Michelson	(2)	—	400,000	(3)	—	—
Julie A. McGraw	(2)	—	140,000	(3)	1,740	40,020
Anthony J. Mercurio	(2)	—	247,500	(3)	2,609	60,007
Terry E. Phillips	(2)	—	106,000	(3)	1,740	40,020
Arthur J. Gonzales	(2)	—	131,976	(3)	1,740	40,020
Gary N. Monda	(2)	—	111,500	(3)	1,740	40,020
 ____

(1)
Our Management Bonus Plan, as discussed in further detail in the “Compensation Discussion and Analysis-Specific Elements of our Compensation Program and Compensation of Named Executive Officers-Annual Management Bonuses” section in this Proxy Statement, does not provide for a minimum performance level; therefore, the threshold is zero. Payment of bonuses is contingent upon the participant being employed with us on the date of payment and, therefore, bonuses are not considered individually earned until paid.

(2)	There is no grant date for the non-equity incentive plan awards made under our cash-based Management Bonus Plan. The grant date for the restricted stock awards was February 27, 2014.

(3)
The Management Bonus Plan does not set a maximum amount that could be paid to a Named Executive Officer. In the 2014 plan, there was $0.4 million available for potential bonus payments to all plan participants. Accordingly, the maximum that any one person could be paid would theoretically be $0.4 million, although this would mean that no other participants in the Management Bonus Plan would receive a bonus payment.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE
AND GRANTS OF PLAN-BASED AWARDS TABLE
Non-Equity Incentive Plan Awards
Our bonuses are tied to underwriting performance measured on an accident-year basis and are adjusted annually. Bonuses are payable over a three-year period for the 2014 accident year. The recipient must be employed when the bonus is paid in order to be entitled to receive such bonus award.
Each year, our Named Executive Officers are given a target bonus percentage of their base salaries. For 2014, target percentages were as follows: Mr. Michelson-100%, Ms. McGraw-50%, Mr. Mercurio-75%, Mr. Gonzales-50% and Mr. Monda-50% and Mr. Phillips-40%. Actual payouts are reflected in the Summary Compensation Table. The Compensation Committee determined actual bonus percentages for the 2014 accident year and reviewed the recommendations of the Chief Executive Officer, which were based off of both corporate objectives and specific individual performance objectives. The actual estimated total payouts for 2014 accident year results are as follows: Mr. Michelson-$67,212, Ms. McGraw-$28,237, Mr. Mercurio-$50,111, Mr. Gonzales-$27,839, Mr. Monda-$22,271, and Mr. Phillips-$21,476. This bonus, subject to adjustment due to the development of 2014 accident year results, will be paid in the following installments; 50% in 2015, 35% in 2016 and 15% in 2017. The terms of our Management Bonus Plan are discussed in the “Compensation Discussion and Analysis-Specific Elements of Our Compensation Program and Compensation of Named Executive Officers-Annual Management Bonuses” section on page 12 of this Proxy Statement.
Stock Bonus and Restricted Share Awards
The amount in the “Stock Awards” column of the Summary Compensation table represents restricted share awards granted to Ms. McGraw, Mr. Mercurio, Mr. Gonzales, Mr. Monda, and Mr. Phillips under our LTIP. In February of 2014, Mr. Mercurio received a restricted share award of 2,609 shares, Ms. McGraw, Mr. Phillips, Mr. Gonzales, and Mr. Monda each received restricted share awards of 1,740 shares, respectively. All of these restricted shares will cliff vest on February 27, 2017. Pursuant to the terms of our LTIP, restricted share awards have dividend and voting rights equivalent to those of our other outstanding common shares. Additionally, restricted share awards allow for the grantee to surrender a portion of the common shares that become vested to pay for any tax withholding obligation.
Employment Agreement
The targets and compensation amounts we pay to Mr. Michelson in salary, bonus, and perquisites were determined according to his employment agreement. For further discussion of this employment agreement, see the “Potential Payments Upon Termination or Change in Control” section beginning on page 20 of this Proxy Statement.
Risk Assessment of Compensation Policies and Procedures
Our Compensation Committee has reviewed our material compensation policies and practices applicable to our employees, including our Named Executive Officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Option Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

David W. Michelson	N/A	—	—	N/A	11/14/2007	36,000	1,072,800
Julie A. McGraw	1/9/2006	39,800	21.81	1/9/2016	2/20/2013	1,238	36,892
					2/27/2014	1,740	51,852
Anthony J. Mercurio	2/8/2006	7,553	20.41	2/8/2016	2/20/2013	1,856	55,309
					2/27/2014	2,609	77,748
Terry E. Phillips	N/A	—	—	N/A	2/20/2013	928	27,654
					2/27/2014	1,740	51,852
Arthur J. Gonzales	2/17/2009	40,000	22.95	2/17/2019	N/A	—	—
					2/27/2014	1,740	51,852
Gary N. Monda	2/2/2005	19,500	13.5	2/2/2015	2/20/2013	1,238	36,892
					2/27/2014	1,740	51,852

(1)	All outstanding stock options were fully exercisable at December 31, 2014.

(2)	These shares vest according to the following schedule:

Name	Vesting Date	2015	2016	2017	Total Number of Shares
David W. Michelson	January 1,	12,000	12,000	12,000	36,000
Julie A. McGraw	February 20,	—	1,238	—	2,978
	February 27,	—	—	1,740
Anthony J. Mercurio	February 20,	—	1,856	—	4,465
	February 27,	—	—	2,609
Terry E. Phillips	February 20,	—	928	—	2,668
	February 27,	—	—	1,740
Arthur J. Gonzales	February 20,	—	—	—	1,740
	February 27,	—	—	1,740
Gary N. Monda	February 20,	—	1,238	—	2,978
	February 27,	—	—	1,740

(3)	The value of restricted shares that have not vested is calculated by multiplying the number of the non-vested shares by $29.80, the closing market price of our common shares at December 31, 2014.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
David W. Michelson	—	—	12,000	276,000
Julie A. McGraw	—	—	—	—
Anthony J. Mercurio	12,447	105,586	—	—
Terry E. Phillips	—	—	—	—
Arthur J. Gonzales	—	—	—	—
Gary N. Monda	—	—	—	—

(1)	Represents the difference between the per share market price of the underlying common shares at exercise and the per share exercise price or base price of the stock options exercised.

(2)	Represents the number of shares of stock acquired upon vesting multiplied by the market value of the underlying shares on the vesting dates.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our Named Executive Officers’ employment may be terminated under several possible scenarios. In certain of these scenarios, our plans, agreements, arrangements or typical practices would provide severance benefits in varying amounts to the executive. As discussed in this Proxy Statement, we have an Employment and Non-Competition Agreement with Mr. Michelson, our President and Chief Executive Officer. In addition, our LTIP and Management Bonus Plan each provide for the acceleration of awards and vesting upon a change in control or a termination following a change in control. These plans do not discriminate as to scope or terms in favor of our Named Executive Officers, but awards under these plans are made to a very limited group of senior management employees. All terms are generally applicable to all participants in such plans.
The following narrative discussion summarizes the various agreements or arrangements that could provide benefits to one of our Named Executive Officers upon a termination or change in control.

Employment Agreement with Mr. Michelson
On March 12, 2007, we entered into an Employment and Non-Competition Agreement with Mr. Michelson pursuant to which he agreed to serve as our President and Chief Operating Officer. We included a copy of Mr. Michelson’s agreement as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006. Effective January 1, 2008, we amended Mr. Michelson’s agreement to account for his promotion to Chief Executive Officer. We included a copy of the amendment to Mr. Michelson’s agreement as an exhibit to our Current Report on Form 8-K filed on January 4, 2008. Although we have summarized key provisions in this discussion, shareholders are encouraged to read the entire documents for additional detail.
The initial term of Mr. Michelson’s employment agreement was from January 1, 2007 through January 2, 2009, after which the term continues unless and until one party gives the other 90 days advance written notice of termination. Effective as of January 1, 2008, we promoted Mr. Michelson to Chief Executive Officer and, in connection with the promotion, amended his agreement to increase his base salary to $350,000 per year, subject to review and potential increase but not decrease, and to provide that he will be eligible to receive an annual bonus with a target equal to 100% of his base salary for each year, as long as he remained employed by us, subject to the terms and conditions of our Management Bonus Plan. The agreement provides for certain perquisites during its term (car allowance and standard office perquisites), paid time off and participation by Mr. Michelson in our LTIP and benefit plans in effect from time to time. The agreement also subjects Mr. Michelson to non-competition and non-solicitation covenants.
If Mr. Michelson’s employment is terminated by us without cause, upon Mr. Michelson’s death or disability, or by Mr. Michelson for good reason or upon the Company’s failure to renew the term of the agreement, we will pay and provide to Mr. Michelson (1) his base salary at the rate in effect immediately before the termination through the first anniversary of his termination date, (2) prior year bonuses as if he were actively employed through the scheduled date of payment, (3) a pro rata portion of any bonus he would have received under the Management Bonus Plan had his employment continued through the year of termination and (4) full vesting of any unvested stock options.
The terms “cause” and “good reason” are each defined in the agreement. Cause means (1) a conviction of a felony, (2) dishonesty or willful misconduct that is materially detrimental or adverse to our best interests, (3) violation of non-competition or non-solicitation covenants, or (4) abandonment or continuing neglect of duties. Good reason means (1) a reduction in base salary, (2) a decrease of a target bonus opportunity below 100% of Mr. Michelson’s base salary, (3) a significant reduction of his duties, responsibilities or position, or (4) a material change in his principal place of employment.
Long Term Incentive Plan
Our LTIP provides for the discretion to accelerate the lapse of restrictions on restricted shares, and the acceleration of vesting of stock option awards, upon a change in control, death, disability, retirement or hardship. The change in control triggers are described in the section titled “Compensation Discussion and Analysis-Change of Control Payments” on page 15 of this Proxy Statement. Although such acceleration is not automatic, the Compensation Committee has consistently exercised its discretion to include an acceleration mechanism in each stock option and restricted share award agreement with all participants, including our Named Executive Officers on the basis of a change in control, death or disability. We do not make payments to any Named Executive Officer under the LTIP if he or she would receive the same payment under another agreement.
Management Bonus Plan
In the event of a change in control and if prior to the first anniversary of the change in control we terminate a participant’s employment other than for cause, or a participant terminates his or her employment for good reason, then we will pay to such participant a lump sum cash distribution of his or her unpaid bonus awards within 10 days following the date of his or her termination of employment. This amount is prorated if the change in control and termination occur during a performance period (and after the applicable awards have been established for such period). Mr. Michelson receives these payments under his employment agreement, as described in the table below.
The terms “cause” and “good reason” are defined in the Management Bonus Plan. Cause means (1) a material failure to perform duties, (2) commission of a felony or any crime involving dishonest acts, or (3) a breach of fiduciary duties or a material violation of any corporate governance and ethics policies. Good reason means (1) a material reduction in base salary, (2) a material reduction of authority, duties or responsibilities, or (3) a material change in the participant’s principal place of employment.
The following table summarizes the amounts payable under the agreements and plans described above to Named Executive Officers upon termination under specified circumstances or upon a change in control, assuming such triggering event occurred on December 31, 2014.

Event	David W. Michelson	Julie A. McGraw	Anthony J. Mercurio	Terry E. Phillips	Arthur J. Gonzales	Gary N. Monda
Michelson’s Employment Agreement
Termination without Cause or failure to renew term, upon death or disability, or by Mr. Michelson for Good Reason (1)	$ 492,561	N/A	N/A	N/A	N/A	N/A
Long Term Incentive Plan (2)
Change in Control, death or disability - the lapse of restrictions on restricted shares (3)	$1,072,800	$88,744	$133,057	$79,506	$51,852	$88,744
Management Bonus Plan
Termination other than for Cause or by Named Executive Officer for Good Reason within one year following a Change in Control (4)	N/A	$36,519	$63,362	$28,212	$36,121	$29,008

(1)	This amount represents Mr. Michelson’s salary and includes the acceleration of vesting of prior year bonuses under the Management Bonus Plan.

(2)	The value of restricted shares reported in this table is calculated by multiplying the number of the restricted shares by $29.80, the closing market price of our common shares at December 31, 2014.

(3)	All Named Executive Officer totals include the lapse of restrictions on restricted shares under the Long Term Incentive Plan.

(4)	Mr. Michelson’s prior year bonuses payable under the Management Bonus Plan are included in his employment agreement totals.
2014 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)
Joseph E. (Jeff) Consolino (1)	—
Ronald J. Brichler (1)(2)	—
I. John Cholnoky (3)	—
Patrick J. Denzer (1)(2)	16,406
Gary J. Gruber (1)	—
Keith A. Jensen (1)	64,000
Donald D. Larson (1)	—
David W. Michelson (1)	—
Vito C. Peraino (1)(2)	—
Joel Schiavone (2)	65,094
Donald W. Schwegman	89,000
Alan R. Spachman	65,000
Michael A. Spachman (4)	81,500
 ____

(1)
Directors are not compensated for their participation on our Board of Directors if they were employed by us, our parent company, GAIC, or AFG. Consequently, Mr. Brichler, Mr. Consolino, Mr. Gruber, Mr. Larson, Mr. Michelson, and Mr. Peraino received no compensation during 2014. Mr. Denzer received his retainer in common shares in lieu of cash and Mr. Jensen received a portion of his retainer and his fourth quarter 2014 meeting fees in common shares in lieu of cash pursuant to their respective annual elections. The table above includes the cash value of 511 common shares and 684 common shares issued to Mr. Denzer and Mr. Jensen, respectively.

(2)
Mr. Peraino and Mr. Schiavone, formerly Class II directors, were not nominated for re-election at our 2014 annual meeting. Mr. Ronald Brichler and Mr. Patrick Denzer were elected as Class II directors at our 2014 annual meeting.

(3)	Mr. Cholnoky was appointed as a Class II director effective March 3, 2015.

(4)	Mr. Michael Spachman was not nominated for re-election at the 2015 Annual Meeting.
Prior to 2015, each independent director received an annual retainer of $50,000. Effective in 2015, the Board and Compensation Committee approved an annual retainer for independent directors of $80,000. The increased retainer began with the retainer amounts paid for the second quarter of 2015.
The Chairman of the Board would have received an annual retainer of $65,000, but our Chairman of the Board, Mr. Consolino, does not receive a retainer for serving in such capacity due to his affiliation with AFG/GAIC. The chairperson of the Audit Committee received an additional $15,000 retainer and independent directors, who are members of the Audit Committee, received an additional $7,500 retainer. If an independent director, the chairperson of the Compensation Committee would have received an additional $5,000 annual retainer and the chairperson of the Nominating/Governance Committee would have received an additional $2,500 retainer. Independent directors and the Chairman of the Board received $2,000 for each Board meeting attended in person and $1,000 for each Board meeting attended via telephone. Independent directors received $1,000 for each committee meeting attended regardless of whether attendance was in person or via telephone.
The directors receiving compensation will not receive multiple fees if a committee holds a meeting on the same day or within one day of a Board meeting, but will receive multiple fees if multiple days of committee meetings occur not within one day of a Board meeting. We also reimburse those directors for reasonable travel expenses incurred in connection with their services as directors. Any director who is also our employee or an employee of AFG/GAIC does not receive any compensation or expense reimbursements for serving as a director or committee member; however, a portion of the compensation paid by AFG/GAIC to our AFG/GAIC affiliated directors’ is dependent upon our financial results. As such, as previously stated, our Chairman of the Board, Mr. Consolino, does not receive a retainer for serving in such capacity and Messrs. Brichler, Gruber, and Larson do not receive compensation from us for serving on our Board and its committees.
Our directors who receive compensation may elect on an annual basis to receive their retainers and/or meeting fees in common shares in lieu of cash. In 2014, Mr. Jensen elected to receive 20% of his Board retainer, meeting fees, and committee fees in common shares and the remainder of the amount in cash and Mr. Denzer elected to receive 100% of his Board retainer in common shares and the remainder of his fees in cash. The ability for our independent directors to make such an election is reviewed annually by our Board of Directors. We value the shares as of the close of the last trading day of each calendar quarter and we pay any fractional share amounts in cash.

CORPORATE GOVERNANCE, COMMITTEE DESCRIPTIONS, AND REPORTS
The Board of Directors has established an Audit Committee, a Nominating/Governance Committee, and a Compensation Committee. Below are general descriptions of the primary responsibilities of these board committees. In 2014, the Board discontinued the Steering Committee, which had been formed to provide and review operational objectives and annual operating plans, as well as having additional duties, as it believes those functions are more appropriately handled by Company management. To review the full text of the Charter for each of the Audit Committee, Compensation Committee, and Nominating/Governance Committee, investors should access the Corporate Governance page on our corporate Investor Relations website at http://invest.natl.com. We will provide a copy of any Committee Charter to any investor free of charge upon written request.
Audit Committee
The Audit Committee performs the following functions, among others:
•recommends the appointment of our independent registered public accounting firm;

•	reviews the results and scope of the independent registered public accounting firm’s audit and the services provided by the independent registered public accounting firm;

•	reviews compliance with legal and regulatory requirements;

•	evaluates our audit and internal control functions; and

•	ensures the integrity of our financial statements.
The Audit Committee of the Board of Directors is currently comprised of three Directors. Mr. Schwegman serves as Chairman of the Audit Committee and Mr. Denzer and Mr. Michael Spachman serve as Audit Committee members. We expect that Mr. Cholnoky will be appointed to serve as a member of the Audit Committee, replacing Mr. Michael Spachman. The Audit Committee operates under its written charter and its primary purpose is to assist with the Board’s oversight of the integrity of the Company’s financial statements. As stated above, one of the primary responsibilities of the Audit Committee is to oversee the Company’s financial and accounting management and the independent registered public accounting firm. The Audit Committee is also responsible for advancing the professional and ethical conduct of the Company’s directors and officers.
The Board has determined that Mr. Schwegman qualifies as an “audit committee financial expert,” as that term is defined by the applicable rules of the SEC and NASDAQ and in compliance with the Sarbanes-Oxley Act of 2002. This designation does not impose any duties, obligations, or liabilities that are greater than the duties, obligations, and liabilities imposed by being a member of the Audit Committee or of the Board.
The Board has determined that all of the members of the Audit Committee are independent in accordance with NASDAQ’s listing standards and SEC regulations. The Committee met ten times in 2014. Mr. Schwegman and Mr. Michael Spachman attended all ten Committee meetings that were held in 2014. In addition, Mr. Schiavone, a former director who was not re-elected at the 2014 Annual Meeting of the Shareholders, attended 8 of 9 Committee meetings held prior to his departure from the Board, and Mr. Denzer, filling the role previously held by Mr. Schiavone, attended Committee meeting held in October 2014 after being elected to the Board in September 2014.
Audit Committee Report
The primary purpose of the Audit Committee is to assist the Board with its oversight of the integrity of the Company’s financial statements and internal control over financial reporting. The Audit Committee is currently comprised of three Directors and operates under its written charter. One of the primary responsibilities of the Audit Committee is to oversee the Company’s financial and accounting management and the independent registered public accounting firm. The Audit Committee is also responsible for advancing the professional and ethical conduct of the Company’s directors and officers.
It is the responsibility of management to ensure that adequate internal controls are in place and that financial reports are completed in conformity with generally accepted accounting principles. The financial statements are the responsibility of the Company’s management. The independent registered public accounting firm is responsible for expressing an opinion on these financial statements and on the internal controls over financial reporting based on their audit. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Furthermore, it is not the responsibility of the Audit Committee to set or determine the adequacy of the Company’s reserves.
The Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the audited financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements and the audit of internal control over financial reporting with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and relevant listing standards.
The Company’s independent registered public accounting firm also provided to the Committee the written disclosures and the letter required by the PCAOB and disclosures required by the Audit Committee Charter, and the Committee discussed with the independent registered public accounting firm that firm’s independence. As part of its discussions, the Committee determined that Ernst & Young LLP was independent of the Company.
Based on the Committee’s discussions with management and the independent registered public accounting firm, and the Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Committee, the Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

April 27, 2015	Members of the Audit Committee: Donald W. Schwegman, Chairman Patrick J. Denzer Michael A. Spachman
Audit Committee Pre-Approval Policies
The Audit Committee has adopted policies that require its approval for any audit and non-audit services to be provided to us by our independent registered public accounting firm. The Audit Committee delegates authority to the Committee Chairman to approve certain audit and non-audit services. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and approved all of the audit and other services described above. No services were provided with respect to the de minimus waiver process provided by the rules of the SEC.
Nominating/Governance Committee
The Nominating/Governance Committee performs the following functions, among others:
•develops criteria for Director selection;

•	recommends to the full Board of Directors the Director nominees to stand for election at the Annual Meetings of Shareholders; and

•	recommends to the Board of Directors our corporate governance principles.
The Nominating/Governance Committee is comprised of the following four Directors: Mr. Gruber, Mr. Denzer, Mr. Jensen, and Mr. Larson. Mr. Gruber serves as Chairman of the Nominating/Governance Committee. We are not required to have a majority of independent directors on our Nominating/Governance Committee as would otherwise be required by the rules of NASDAQ because of the “controlled company” exemption from these rules that applies to companies where more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. Mr. Denzer is the only member of the Committee who is independent under these rules. The Committee reported at full Board meetings and met independently two times during 2014.
Our Nominating/Governance Committee is responsible for, among other things, establishing criteria for selecting new directors, identifying individuals qualified to be Board members, as needed, and recommending to the Board director-nominees for the next Annual Meeting of Shareholders. The Nominating/Governance Committee recommends nominees for directorship to the Board in accordance with the principles in its charter. When considering an individual candidate’s suitability for the Board, the Nominating/Governance Committee evaluates each individual on a case-by-case basis. Although the Nominating/Governance Committee does not prescribe minimum qualifications or standards for directors, candidates for Board membership should have the highest personal and professional integrity, demonstrated exceptional ability and judgment, and availability and willingness to take the time necessary to properly discharge the duties of a director. The Nominating/Governance Committee makes its determinations on whether to nominate an individual based on the Board’s then-current needs, the merits of each such candidate, and the qualifications of other available candidates. While the Committee does not have a formal policy with respect to the consideration of diversity in identifying director nominees, it does consider diversity when evaluating potential nominees, including differences in viewpoint, background, experience, and skills. The Nominating/Governance Committee’s policy is to consider nominees for the Board who are recommended by shareholders entitled to vote at the annual meeting, in accordance with the Director Nomination Procedures and Criteria contained in Exhibit A to its charter. The Nominating/Governance Committee has no obligation to respond to shareholders who propose candidates that it has determined not to nominate for election to the Board, but the Committee may do so in its sole discretion. The Nominating/Governance Committee evaluates each candidate utilizing the same criteria, whether such candidate was nominated by the Board or a shareholder.
In late 2014, the Board of Directors began contemplating adding a director to the Board. Therefore, the Nominating/Governance Committee sought recommendations from all Board members to identify potential candidates to serve as a Class II Director. After evaluating the qualifications of the individuals submitted for consideration, the Nominating/Governance Committee identified Mr. I. John Cholnoky as a candidate for director and recommended him to the Board. It was upon this recommendation that the Board approved the nomination. Mr. Cholnoky was appointed to our Board as a Class II director effective March 3, 2015. To identify potential candidates to serve as our Class I directors, the Nominating/Governance Committee sought recommendations from all Board members. Based upon discussions with our current directors as well as one of our institutional shareholders, Dr. Norman L. Rosenthal was suggested as a person that the Nominating/Governance Committee should consider for nomination. After evaluating the qualifications of the individuals submitted for consideration, including Dr. Rosenthal, the Nominating/Governance Committee recommended to the Board that Dr. Rosenthal be nominated as a Class I Director. Subsequently, the Board approved his nomination. Except as previously set forth, the Nominating/Governance Committee did not seek, nor did it receive the recommendation of any of the director candidates named in this Proxy Statement from any shareholder, non-management director, executive officer or third-party search firm in connection with its own approval of such candidates. The Nominating/Governance Committee did not pay any fee to a third party to assist it in identifying or evaluating nominees.
Compensation Committee
The Compensation Committee performs the following functions, among others:

•	discharges the Board of Directors’ responsibilities relating to establishing and/or approving compensation of our directors and executive officers;
•administers our equity compensation programs, including our LTIP;

•	produces an annual report on executive compensation for inclusion in our Proxy Statement;

•	reviews corporate goals and objectives relative to executive compensation;

•	evaluates our chief executive officer’s performance in light of corporate objectives; and

•	sets our chief executive officer’s compensation based on the achievement of corporate objectives.
As previously stated in this Proxy Statement, the Compensation Committee is comprised of the following seven Directors: Mr. Brichler, Mr. Consolino, Mr. Denzer, Mr. Gruber, Mr. Larson, Mr. Schwegman, and Mr. Alan Spachman. Mr. Larson serves as Chairman of the Compensation Committee. Mr. Schiavone and Mr. Peraino served as members of the Compensation Committee from January 2014 until the Annual Meeting of Shareholders occurring in September 2014. Mr. Denzer and Mr. Schwegman are independent in accordance with NASDAQ’s listing standards and are outside directors under the definition of Section 162(m) of the Internal Revenue Code. We are not required to meet independence requirements under the rules of NASDAQ due to the “controlled company” exemption that applies to companies where more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. Our Compensation Committee meets every February independent from the Board and more frequently as necessary with respect to compensation matters. In 2014, the Compensation Committee met one time independent of the full Board meetings and all the directors, except Mr. Michelson, sat as a committee of the whole for purposes of determining, approving, and recommending 2013 compensation awards and 2014 compensation amounts.
The Compensation Committee has also acted in connection with regularly scheduled Board meetings to address a specific compensation matter or other topics required by its charter. We have established processes and procedures for the consideration and determination of executive officer and director compensation. The Compensation Committee has broad authority with respect to compensation matters, but it works closely with our Chief Executive Officer. Our Chief Executive Officer makes recommendations for base salary, annual incentive bonus, and long term incentive awards for our other executive officers and then the Compensation Committee reviews these recommendations, deliberates and makes any necessary adjustments, and ultimately approves all compensation elements for our executive officers, including for our Chief Executive Officer. We have followed a similar process in establishing compensation for our directors, which was increased effective April 2015 as discussed on page 23 of this Proxy Statement. The Compensation Committee does not delegate its authority to other persons. To date, neither our management nor the Compensation Committee has engaged a compensation consultant.
Executive Sessions
Our independent directors meet regularly in executive session.
Board Structure and Risk Oversight
Mr. Michelson serves as our Chief Executive Officer and Mr. Consolino serves as the Chairman of our Board. Mr. Michelson also serves as a member of our Board. Our Board does not have a policy on the separation of the roles of chief executive officer and chairman. Instead, our Board has the authority to select its chairman in any way it deems best for us at any given point in time. Accordingly, our Board reserves the right to vest the responsibilities of the chief executive officer and chairman in the same person or in two different individuals depending on what it believes is in our best interest. At this time, our Board has determined that separation of these roles most appropriately suits us. Our Board believes that this division of roles allows Mr. Michelson to focus more of his efforts toward the management of our business and that there is no single leadership structure that would be most effective in all circumstances. The Board retains the authority to modify its structure to best address our circumstances as and when appropriate.
Our management is primarily responsible for assessing and managing our exposure to risk. Our Board is involved on an ongoing basis in the general oversight of our material, identified, enterprise-related risks. Each of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Senior Vice Presidents, including our General Counsel, and Chief Investment Officer with input as appropriate from other members of management, report and provide relevant information directly to our Board on various types of identified, material operational, financial, investment, legal, and business risks to which we are or may be subject, as well as mitigation strategies for certain key identified material risks. These reports, information, and strategies are then reviewed, approved, and monitored on an ongoing basis by our Board. Our Compensation Committee has oversight of compensation-related risks. The role of our Board in our risk oversight processes has not affected our Board leadership structure or our day-to-day management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are a party to several agreements with GAIC relating to reinsurance, underwriting, and investments. The terms of these agreements, as described below, were negotiated by us and GAIC. We believe that the terms of these agreements are comparable to those that we could obtain from independent third parties. We are also a party to certain reinsurance treaties with Validus

Reinsurance, Ltd., a subsidiary of Validus Holdings, Ltd., as further described below. Additionally, we have previously entered into an agreement with GAIC and our director, Mr. Alan Spachman, relating to registration rights and rights of first refusal to buy back their shares in certain circumstances. Our Board of Directors has approved the terms of these agreements.
Reinsurance, Underwriting and Other Arrangements
We are a party with GAIC to an Underwriting Management Agreement pursuant to which we agreed to underwrite and service policies of insurance related to public commercial transportation and recreation vehicles for a fee. Under the terms of the agreement, we pay GAIC a fee based on a percentage ranging from 1.5% to 3.0% of written premiums. We assumed approximately $0.6 million in written premiums under this agreement in 2014 and paid fees to GAIC under this agreement of approximately $9 thousand.
Historically, GAIC has participated in our excess of loss treaties for passenger transportation, truck and Hawaii general commercial business. In 2014, GAIC only participated on our Hawaii general commercial treaty with $70 thousand in premium ceded to GAIC in 2014; however, effective November 1, 2014, GAIC no longer participates on any of our excess of loss treaties.
We, GAIC, and its affiliated insurance companies are also parties to a Reinsurance Agreement pursuant to which we assume all of the risk and exposure on the polices we administer under the terms of the Underwriting Management Agreement. We anticipate that these agreements will remain in force under the same terms and conditions for the foreseeable future. However, pursuant to its terms, the Underwriting Management Agreement may be terminated without cause by either party from time to time and is terminable immediately (but not automatically) upon termination of the related reinsurance treaty or if we no longer employed Mr. Alan Spachman. To date, GAIC has not exercised its right to terminate the Underwriting Management Agreement on the basis of Mr. Alan Spachman no longer being employed by us, and we do not expect GAIC to do so. Additionally, GAIC or AFG perform certain services for us without charge including, without limitation, actuarial services and on a consultative basis internal audit, legal, accounting, and other support services. We believe, based on discussions with GAIC, that these services will continue to be provided from the affiliated entity in the future.
Effective October 1, 2012, we entered into an agreement with American Money Management Corporation (“AMMC”), a wholly-owned subsidiary of AFG, whereby AMMC will manage a portion of our investment portfolio at an annual cost of 15 basis points of the portfolio’s fair value. AMMC’s management of this portion of our portfolio commenced during the fourth quarter of 2012. In 2014, fees for such investment management services approximated $1.1 million.
Validus Reinsurance, Ltd. participated on our Hawaii property quota share reinsurance treaty through May 31, 2014 and on our workers compensation excess of loss reinsurance treaty through July 31, 2014. In 2014, premiums ceded to Validus Reinsurance, Ltd. under these treaties totaled approximately $0.3 million and ceding commission to us was approximately $0.1 million. These treaties were negotiated at arm’s length through an independent reinsurance broker as part of our customary reinsurance evaluation and placement process. Mr. Consolino, our Chairman of the Board is also a director of Validus Holdings, Ltd., the parent of Validus Reinsurance, Ltd.
Registration Rights Agreement and Right of First Refusal
In connection with our initial public offering, we entered into an agreement with GAIC and Mr. Alan Spachman, pursuant to which we granted each of them registration rights in exchange for our right of first refusal to buy back their shares in connection with certain proposed sales of their common shares. Our right of first refusal will be triggered by any gift, bequest, sale, exchange, transfer, assignment or other disposition of all or any portion of the common shares owned, whether beneficially or of record, by either of Mr. Alan Spachman or GAIC, other than the transfer of shares (1) in a charitable gift or a bequest, without consideration, so long as the number of common shares transferred to one person or group of related persons as a result of such gift or bequest or series of related gifts or bequests is less than 10.0% of our total issued and outstanding common shares immediately prior to such gift, (2) pursuant to an underwriting agreement, a purchase agreement or similar arrangement to which we, GAIC and/or Mr. Alan Spachman are party relating to an underwritten public offering of our common shares, (3) in a public or privately negotiated sale, so long as, to the knowledge of the selling shareholder, each purchaser in such negotiated sale or series of negotiated sales, either alone or as a member of a group of related or affiliated purchasers, will not be the beneficial owner of 10.0% or more of our total issued and outstanding common shares immediately following such sale, (4) pursuant to a tender offer or exchange offer approved or recommended by at least two-thirds of our shareholders or (5) to any trust or other entity, for financial planning or estate planning purposes, without consideration, the primary beneficiary of which is Mr. Spachman or his lineal descendants.
Review, Approval, or Ratification of Transactions with Related Parties
We have established procedures for reviewing transactions between us and our directors and executive officers, their immediate family members, and entities with which they have a position or relationship. These procedures help us evaluate whether any such related party transaction could impair the independence of a director or present a conflict of interest on the part of a director or executive officer.
Our Audit Committee charter specifically requires the Audit Committee to review and approve all related party transactions which are required to be disclosed under Item 404 of Regulation S-K, and to further consider and review possible conflicts of interest of current or former directors and executive officers. In addition, our Code of Ethics and Conduct requires our directors, executive officers, and all employees to provide full disclosure of the circumstances surrounding any potential conflict of interest and refrain from any related decision making process. Directors and officers must provide this full disclosure to our General Counsel and the Audit Committee.
To capture all relevant information with respect to such transactions, we annually require each of our directors and executive officers to complete a Code of Ethics and Conduct and Conflict of Interest statement as well as a Director and Officer Questionnaire that, among other things, elicits information about related party transactions. Our General Counsel reviews the information disclosed in these documents, and reviews any unique circumstances potentially involving a related party transaction with our Chief Financial Officer, other members of management, and the Audit Committee, as warranted. The Audit Committee, and possibly the full Board, would review any specific fact patterns as required.

NOMINATIONS AND SHAREHOLDER PROPOSALS
In accordance with our Code of Regulations (“Regulations”), the only director candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. For a shareholder to properly nominate a candidate for election as a director at a meeting of our shareholders, the Regulations require the shareholder to (i) be a shareholder of record at the time of the giving of the notice of the meeting and at the time of the meeting, (ii) be entitled to vote at the meeting in the election of directors, and (iii) have given timely written notice of the nomination to the Secretary. To be timely, a shareholder’s notice must be received by the Secretary at our principal executive offices not later than the close of business on the 60th calendar day, and not earlier than the opening of business on the 90th calendar day, prior to the meeting. However, if the first public announcement of the date of the meeting is not made at least 100 days prior to the date of the meeting, which was the case for this year’s meeting, notice by the shareholder will be timely if it is delivered or received not later than the close of business on the tenth calendar day after the first public announcement of the date of the meeting and not earlier than the opening of business on the 120th calendar day prior to the meeting. In all cases, a shareholder’s notice must set forth, as to each candidate who is being nominated, all of the information about that candidate that is required to be disclosed in a proxy statement complying with the rules of the SEC used in connection with the solicitation of proxies for the election of the candidate as a director. We will provide our shareholders who have complied with those procedures with a reasonable opportunity at the meeting to nominate candidates for the office of director.
Pursuant to the Regulations, the deadline for submitting the nominations for the 2015 Annual Meeting of Shareholders passed on March 30, 2015 since we publicly announced the date of the meeting on March 20, 2015. No nominations of persons for election as directors or other shareholder proposals were submitted to us by the deadline pursuant to the advance notice provisions of the Regulations.
Assuming the 2016 Annual Meeting is held within thirty days of the anniversary of the 2015 Annual Meeting, any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us, addressed to the Secretary, so that it is received by us by January 5, 2016. If, however, the 2016 Annual Meeting is not held within thirty days of the anniversary of the 2015 Annual Meeting, any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us, addressed to the Secretary, so that is received within a reasonable time prior to the mailing date for next year’s Annual Meeting of Shareholders. We suggest that all proposals be sent by certified mail, return receipt requested.
Our proxy materials for the 2015 Annual Meeting of Shareholders will be mailed on or about May 4, 2015. The proxy grants authority to the presiding officer to determine in his discretion whether business sought to be brought before any annual meeting or special meeting of the shareholders is properly presented at the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2016 Annual Meeting of Shareholders, assuming that such meeting is held within thirty days of the anniversary of this 2015 Annual Meeting, the notice must be received by us by April 12, 2016. A shareholder may submit a proposal for consideration at the 2016 Annual Meeting of Shareholders, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with our Regulations which generally provide that, to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 60 nor more than 90 days prior to the Annual Meeting date, except that if the first public announcement of the date of the Annual Meeting is not made at least 100 days prior to the date of the Annual Meeting, notice by the shareholder will be timely if it is delivered or received not later than the close of business on the tenth calendar day after the first public announcement of the date of the annual meeting and not earlier than the 120th calendar day prior to the annual meeting. If the 2016 Annual Meeting does not occur within thirty days of the anniversary of the 2015 Annual Meeting, then the notice must be received by us within a reasonable time before mailing any proxy materials.
Our proxies for the 2015 Annual Meeting of Shareholders will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with our Regulations. For business to be properly requested by a shareholder to be brought before the 2015 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements of our Regulations, not just the timeliness requirements set forth above.

ELIMINATING DUPLICATIVE PROXY MATERIALS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding our shares who share the same address, we have adopted a procedure approved by the SEC called “householding.”  Under this procedure, a single set of our Annual Report and Proxy Statement will be sent to any household at which two or more of our shareholders reside. Householding benefits both you and us.  It reduces the volume of duplicate information received at your household and helps to reduce our expenses.  The procedure applies to our annual reports, proxy statements, other proxy materials and information statements.  Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice.  Each shareholder will continue to have access to and utilize separate proxy voting instructions.
If you do not wish to participate in “householding” and would like to receive your own set of any or all of our annual disclosure documents, or if you share an address with another shareholder and together both of you would like to receive only a single set of our annual disclosure documents, please contact Broadridge, either by calling toll-free at (800) 542-1061, or by writing to ADP-ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if your brokerage firm or other nominee holds your shares, you may contact your broker or other nominee directly and inform them of your request.  Be sure to include your name, the name of your brokerage firm, and your account number.

COMPANY COMMUNICATIONS
Our Board of Directors has adopted procedures for shareholders or other interested parties to send written communications to an individual director or the Board as a group. Shareholders or other interested parties should clearly address such communications either to the Board of Directors or any or all of the non-management directors, at the election of the shareholder, and send to the following, who will forward any communications so received:
National Interstate Corporation
ATTN: Secretary
3250 Interstate Drive
Richfield, Ohio 44286

CODE OF ETHICS AND CONDUCT
Our Board of Directors adopted a Code of Ethics and Conduct (“Code of Ethics”) applicable to our Chief Executive Officer and Chief Financial Officer as well as all other directors, officers, and employees. The Code of Ethics is available free of charge in the Corporate Governance Section of our Investor Relations website (http://invest.natl.com) and upon written request to our Secretary, the address of whom is set forth immediately above. We also intend to disclose future amendments to and any waivers from the Code of Ethics by posting such information to the Corporate Governance Section of our website.

3250 Interstate Drive * Richfield, Ohio 44286

www.nationalinterstate.com

NATIONAL INTERSTATE CORPORATION	VOTE BY MAIL
3250 INTERSTATE DRIVE	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717
RICHFIELD, OHIO 44286-9000

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M91601-P65746    KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NATIONAL INTERSTATE CORPORATION
The Board of Directors recommends a vote FOR the election of all the nominees listed in Proposal 1 as director and FOR Proposals 2 and 3.
	For	Withhold		For	Against	Abstain
1. Election of Class I Directors:
1a. Joseph E. (Jeff) Consolino	☐	☐	2. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐
1b. Gary J. Gruber	☐	☐
1c. Donald D. Larson	☐	☐	3. Say on Pay - Advisory approval of compensation of our Named Executive Officers.	☐	☐	☐
1d. David W. Michelson	☐	☐
1e. Norman L. Rosenthal	☐	☐	4. In the proxy holders' discretion, to vote upon such other business as may properly come before the meeting.
1f. Donald W. Schwegman	☐	☐

Unless otherwise specified on the reverse side, if cumulative voting is invoked at the Annual Meeting of Shareholders, this proxy authorizes the proxy holders to cumulate the votes that the undersigned is entitled to cast at the Annual Meeting of Shareholders. To specify different directions with respect to cumulative voting (if cumulative voting is invoked at the Annual Meeting of Shareholders), including withholding authority to cumulate votes with respect to one or more nominees, mark the adjacent box and write your instructions on the reverse side.

☐

Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure the shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

M91602-P65746
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PROXY - NATIONAL INTERSTATE CORPORATION
This proxy card is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on June 11, 2015.

The undersigned hereby appoints Julie A. McGraw and Arthur J. Gonzales, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of National Interstate Corporation held of record by the undersigned as of the close of business on April 22, 2015, at the Annual Meeting of Shareholders to be held on June 11, 2015 at 9:00 A.M., or any adjournment or postponement thereof, with all the powers the undersigned would possess if then and there personally present (and at their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the Corporation). Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated April 27, 2015 is hereby acknowledged. This proxy revokes all prior proxies given by the undersigned.

This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, the proxy holders will, except to the extent they exercise their discretion to cumulate votes in the election of directors, vote FOR the nominees described in Proposal 1 and FOR Proposals 2 and 3. If cumulative voting is invoked, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the undersigned is entitled in respect of the shares represented by this proxy and allocate them in favor of one or more of the nominees for director if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable. If voting for the election of directors is cumulative, the proxy holders will vote the shares represented by this proxy in such manner so as to elect as many of the nominees named on the reverse side as possible. The shares represented by this proxy will not be cumulated with respect to any nominee for whom the authority to vote has been withheld. In accordance with their judgment, the proxy holders, and each of them, are authorized to vote upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

Cumulative Voting Instructions (Mark the corresponding box on the reverse side)

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)
PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE - NO POSTAGE NECESSARY